UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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March 22, 2018

Dear Fellow Shareholder:

We are pleased to send you the 2018 General Dynamics Proxy Statement. We remain committed to sound corporate governance and to a strong link between executive pay and company performance in our executive compensation program. The details of our governance and executive compensation programs are contained in this Proxy Statement and referenced documents.

Our shareholder engagement program continued in 2017 and remains a key focus for our company to ensure we are aware of your top priorities. Over the past year, we have spoken with shareholders about a number of critical topics, including our company strategy, executive compensation program and corporate governance practices. We continue to be encouraged by the positive shareholder feedback regarding our corporate governance and executive compensation programs. We value the input we receive from our shareholders.

Our Board continues to reflect a diverse and well-qualified group of business leaders, aerospace and defense industry experts and financial and strategic advisors. To ensure that our Board represents diverse skills and experiences, we have added several new directors through a thoughtful and deliberate process over the past several years. Ward Nye, who is nominated for election to the Board at the Annual Meeting, will bring extensive knowledge of manufacturing and industrial operations, as well as providing additional public company governance perspective to the Board.

Two of our longer-serving directors will be retiring from the Board in May pursuant to our Director Retirement Policy. We are grateful to Mr. Chabraja for his wise counsel and 24 years of service on the Board, including 13 years as our Chairman. Mr. Keane joined our Board in 2004 and we appreciate the sound guidance he has provided over the years.

Our company enjoyed outstanding operating performance in 2017. Revenue, operating earnings, operating margin, return on sales and earnings per share all increased from 2016. Free cash flow and return on invested capital, two key metrics for our executive compensation program, also increased, with free cash flow representing 119 percent of earnings from continuing operations. Our backlog increased nearly $1 billion from 2016, supporting our long-term growth expectations.

On behalf of the Board of Directors, I invite you to attend the 2018 Annual Meeting of Shareholders and, even if you are not able to attend, encourage you to vote by proxy. The accompanying Proxy Statement contains information about the matters on which you are asked to vote. I urge you to read the materials carefully and vote in accordance with the Board of Directors’ recommendations. Your vote is very important.

Sincerely,

Phebe N. Novakovic

Chairman and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 2, 2018

The Proxy Statement and 2017 Annual Report are Available at

www.generaldynamics.com/2018proxy

You are invited to our Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, on Wednesday, May 2, 2018, at 9 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

•	the election of 10 directors from the nominees named in the Proxy Statement (proposal 1);

•	an advisory vote on the selection of KPMG LLP, an independent registered public accounting firm, as the company’s independent auditors for 2018 (proposal 2);

•	an advisory vote to approve executive compensation (proposal 3);

•	a shareholder proposal as described in this Proxy Statement, provided it is presented properly at the meeting (proposal 4); and

•	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2 and 3.

The Board of Directors unanimously recommends that you vote AGAINST proposal 4.

Shareholders may raise other matters as described in the accompanying Proxy Statement.

The Board of Directors set the close of business on March 8, 2018, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return a proxy card, or use the telephone or Internet voting systems.

A copy of the 2017 Annual Report accompanies this Notice and Proxy Statement and is available on the website listed above.

By Order of the Board of Directors,

Gregory S. Gallopoulos

Secretary

Falls Church, Virginia

March 22, 2018

General Dynamics 2018 Proxy Statement

General Dynamics 2018 Proxy Statement

PROXY STATEMENT

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 2, 2018, at 9 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being distributed on or about March 22, 2018, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock).

Proxy Summary

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.

VOTING MATTERS AND BOARD RECOMMENDATIONS

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

PROPOSAL	BOARD RECOMMENDATION	ADDITIONAL INFORMATION
Proposal 1: Election of Directors	FOR each nominee	See pages 6 through 11 for more information on the nominees
Proposal 2: Advisory Vote on the Selection of Independent Auditors	FOR	See page 22 for details
Proposal 3: Advisory Vote to Approve Executive Compensation	FOR	See page 24 for details
Proposal 4: Shareholder Proposal – Special Shareholder Meetings	AGAINST	See pages 56 and 57 for details

ANNUAL MEETING INFORMATION
Date	Wednesday, May 2, 2018
Time	9 a.m. local time
Location	2941 Fairview Park Drive, Falls Church, Virginia
How to Vote
• By Internet	Access www.ProxyVote.com.
• By Telephone	Call 1-800-690-6903 if you are a registered holder. If you are a beneficial holder, call the phone number listed on your voter instruction form.
• By Mail	Sign and date each proxy card received and return each card using the prepaid postage envelope.
• In Person	Attend the Annual Meeting and vote by ballot.

Additional information about the Annual Meeting and voting can be found beginning on page 58.

General Dynamics 2018 Proxy Statement     1

Proxy Summary

2018 BOARD OF DIRECTORS NOMINEES

DIRECTOR NOMINEES				Number of Other Public Company Boards
Nominee	Director Since	Independent	Primary Occupation
James S. Crown*	1987	Yes	President, Henry Crown and Company	1
Rudy F. deLeon	2014	Yes	Senior Fellow, Center for American Progress
Lester L. Lyles	2003	Yes	Retired General, U.S. Air Force	1
Mark M. Malcolm	2015	Yes	Former President and CEO, Tower International	1
Phebe N. Novakovic	2012		Chairman and CEO, General Dynamics	1
C. Howard Nye	—	Yes	Chairman, President and CEO, Martin Marietta Materials	1**
William A. Osborn	2009	Yes	Former Chairman and CEO, Northern Trust Corporation	2
Catherine B. Reynolds	2017	Yes	Chairman and CEO, EduCap	1
Laura J. Schumacher	2014	Yes	EVP, External Affairs and General Counsel, AbbVie
Peter A. Wall	2016	Yes	Retired General, British Army
*	Lead Director
**	Mr. Nye also currently serves on the Board of Directors of Cree, Inc. He has announced that he will not be standing for re-election to that board at the 2018 annual meeting of Cree shareholders.

Balanced Director Tenure (Current Directors)	Strong Director Engagement (2017 Attendance)

A COMMITMENT TO SOUND CORPORATE GOVERNANCE

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. Sound corporate governance starts with a strong value system, and the value system starts in the boardroom. The General Dynamics ethos – our distinguishing moral nature – is rooted in five overarching values.

THE GENERAL DYNAMICS ETHOS
Honesty	We tell the truth to ourselves and to others. Honesty breeds transparency.
Trust	We trust each other to do the right thing.
Humanity	We are compassionate and empathetic. We respect the dignity, rights and autonomy of others.
Alignment	We are united in our commitment to our values.
Value Creation	We create value by doing the right thing for our shareholders, our customers, our employees and our communities.

Years on Board % = Percentage of meetings attended by directors

2     General Dynamics 2018 Proxy Statement

Proxy Summary

Highlights of our governance practices include:

Governance Practice	For more Information

•   Market-leading stock ownership requirements for our executive officers require them to hold shares of our Common Stock worth eight to 15 times base salary. Director stock ownership guidelines provide that our directors should hold shares of our Common Stock having a value of at least eight times the annual retainer.

P. 40
• We prohibit hedging and pledging of our Common Stock by directors and executive officers.	P. 40

•   Nine of our 10 director nominees are independent. All of our standing Board committees are chaired by independent directors. Our Audit, Compensation and Nominating and Corporate Governance Committees are 100 percent independent.

P. 14
• An independent Lead Director with a robust set of responsibilities is elected annually by the Board and provides additional independent oversight of senior management and board matters.	P. 13
• Our directors are elected annually based on a majority voting standard for uncontested elections. We have a resignation policy if a director fails to receive a majority of votes cast.	P. 60
• Our directors attended on average more than 98 percent of board and committee meetings in 2017 with no director attending less than 85 percent.	P. 15
• Our non-management directors meet in executive session, without management present, following each regularly scheduled meeting, presided by the Lead Director.	P. 15
• Our directors are restricted in the number of other boards on which they may serve to prevent overboarding.	Corporate Governance Guidelines*

•   Our related person transactions policy ensures appropriate Board review of related person transactions.

•   Annual Board and committee self-assessments monitor the performance and effectiveness of the Board and its committees.

•   Diligent Board oversight of risk is a cornerstone of the company’s risk management program.

P. 19 P. 18 P. 17

• Our ethics program includes strong Codes of Ethics for all employees globally, with specific codes for our directors and financial professionals.	Standards of Business Ethics and Conduct** Codes of Ethics**

•   We discuss Corporate Responsibility on our website and in our Corporate Sustainability Report, including our ethos, our commitment to our stakeholders and communities and our commitment to diversity and inclusion.

www.gd.com/Responsibility
• Disclosure of our corporate political contributions and our trade association dues describes the process and oversight we employ in each area.	www.gd.com/AdditionalDisclosure
• We have a strong corporate commitment to respect the dignity, human rights and autonomy of others.	Corporate Sustainability Report**

•   Our shareholders have the ability to nominate director candidates and have those nominees included in our proxy statement, subject to meeting the requirements in our Bylaws, a shareholder right known as proxy access.

Bylaws*
• We do not have a shareholder rights plan, or poison pill. Any future rights plan must be submitted to shareholders. • Our shareholders have the right to request a special meeting of shareholders.	Corporate Governance Guidelines* Bylaws*
*	Our Corporate Governance Guidelines and Bylaws are available on our website at www.gd.com/CorporateGovernance.
**	Our Standards of Business Ethics and Conduct, Codes of Ethics and Corporate Sustainability Report are available on our website at www.gd.com/Responsibility.

General Dynamics 2018 Proxy Statement     3

Proxy Summary

SHAREHOLDER ENGAGEMENT

Our Board is Committed to Robust Shareholder Engagement.  Our shareholder engagement program allows us to discuss corporate governance, executive compensation and corporate responsibility matters with a significant number of shareholders, as well as other items of interest to our shareholders. As part of our ongoing program, in 2017 we reached out to holders representing approximately 65 percent of our outstanding common stock. At the Board level, an ad hoc group of directors, anchored by the chairman and the independent Lead Director, is in place to liaise with significant shareholders. Our Board remains committed to soliciting and understanding shareholder views and responding as appropriate.

OUR SHAREHOLDER ENGAGEMENT PROGRAM

KEY THEMES DISCUSSED WITH SHAREHOLDERS IN 2017
Board Refreshment and Composition	Shareholders expressed support for recent additions to the Board, as well as the experience and skill set of incumbent directors
Risk Management

Shareholders reinforced the importance of a strong and effective risk management program overseen by the Board, including risks associated with cyber security threats, human capital management and key programs

Executive Compensation	Shareholders expressed strong overall support for our executive compensation program and link between pay and performance
Corporate Responsibility	Shareholders discussed their priorities in the evolving area of corporate responsibility, including consideration of climate change risks, health and safety matters and employee resources

4     General Dynamics 2018 Proxy Statement

Proxy Summary

PERFORMANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

Delivering Long-Term Shareholder Value.  In 2017, each of our businesses contributed to strong operating performance through exceptional execution and a focus on delivering shareholder value. We deployed capital prudently through continued investment in the future growth areas of our company and the acquisition of several accretive businesses. We also used $2.9 billion of cash in 2017 for share repurchases and dividends. In addition to our strong operating performance, we added several significant contracts to backlog, resulting in a robust backlog that supports our long-term growth expectations.

2017 FINANCIAL HIGHLIGHTS*
Earnings from Continuing Operations	$2.9 billion	Increased 8.7% over 2016
Operating Margin	13.5%	Increased in all four business groups
Free Cash Flow from Operations**	$3.5 billion	Significantly exceeded company expectations
Return on Invested Capital**	16.8%	50 basis points higher than 2016
Quarterly Dividends	$0.84 per share	20th consecutive year with a dividend increase
Order Backlog	$63.2 billion	Increased nearly $1 billion
*	We adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, on January 1, 2017. Prior-period information for 2015 and 2016 has been restated and any comparisons shown in this proxy statement are to the comparable information.
**	See Appendix A for a discussion of these non-GAAP measures and reconciliation to their most directly comparable GAAP measures.

A Consistent Focus on Aligning Compensation with Performance.  Our compensation philosophy at General Dynamics is to align executive compensation with company, business group and individual performance, and to provide the incentives necessary to attract, motivate and retain the executives that help drive the company’s success. We have received positive shareholder feedback about our executive compensation program, and received a greater than 96% vote in favor of our executive compensation program at last year’s annual meeting. Our program’s pay-for-performance philosophy has generated strong results for the company.

General Dynamics 2018 Proxy Statement     5

ELECTION OF THE BOARD OF DIRECTORS OF THE COMPANY

(PROPOSAL 1)

Director Nominations.  General Dynamics’ directors are elected at each annual meeting of shareholders and hold office for one-year terms or until successors are elected and qualified. The Nominating and Corporate Governance Committee considers director nominees from various sources and chooses nominees with the primary goal of ensuring the Board collectively serves the interests of shareholders.

Diversity and Inclusion.  In order to sustain a global business, we must bring together a group of people with a vision for the future and diversity of thought. We must have leadership, at both the executive and Board levels, to develop and execute our business objectives better than our competition. At the heart of our company are diverse executives, managers and employees worldwide who rely on their intimate knowledge of customer requirements and a unique blend of skills and innovation to develop and deliver the best possible products and services.

The nominees for election to the Board come from a variety of backgrounds and bring a diverse set of skills and experiences to the boardroom. This ensures that our directors bring a broad perspective to the company on a range of important issues.

6     General Dynamics 2018 Proxy Statement

Election of Directors

Director Skills and Experience.  In assessing director candidates, the Nominating and Corporate Governance Committee considers the background and professional experience of the candidates in the context of the current Board composition to ensure a diverse range of backgrounds, talent, skill and expertise, including gender and racial diversity. Relevant criteria considered by the committee include: business and financial expertise, technical expertise and familiarity with issues affecting aerospace and defense businesses. The committee also carefully considers any potential conflicts of interest. All nominees must possess good judgment, an inquiring and independent mind, and a reputation for the highest personal and professional ethics, integrity and values. Nominees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities through attendance and engagement with the company, as well as a commitment to serving on the Board for an extended period of time.

For the nomination of director candidates for re-election, the committee considers the factors described above and each director’s attendance record at, and participation in, Board and committee meetings and participation in, and contributions to, Board and committee activities.

In considering Board nominees, the Nominating and Corporate Governance Committee considers each individual’s background and personal and professional experiences in addition to the general qualifications. Nominees are evaluated in the context of the Board as a whole, with a focus on achieving an appropriate mix of skills needed to lead the company at the Board level. The committee regularly assesses and communicates with the Board about the current and future skills and backgrounds to ensure the Board maintains an appropriate mix. These skills are reflected in the following table. Each nominee also possesses additional skills and experience that are not highlighted among those listed below.

DIRECTOR NOMINEES SKILLS, KNOWLEDGE AND EXPERIENCE MATRIX
	Aerospace and Defense Industry	Corporate Governance and Public Company Board	Finance or Accounting	Government Relations and Regulatory	Global Business and Strategy	Operations and Manufacturing
James S. Crown		✓	✓		✓
Rudy F. deLeon	✓	✓		✓	✓
Lester L. Lyles	✓	✓	✓	✓	✓	✓
Mark M. Malcolm		✓	✓		✓	✓
Phebe N. Novakovic	✓	✓	✓	✓	✓	✓
C. Howard Nye		✓	✓	✓	✓	✓
William A. Osborn		✓	✓	✓	✓
Catherine B. Reynolds		✓	✓	✓	✓
Laura J. Schumacher		✓	✓	✓	✓
Peter A. Wall	✓			✓	✓
Why is this important for General Dynamics?	Supports oversight of the company’s business performance and strategic development in our industry	Ensures the background and knowledge necessary to provide effective oversight and governance	Enables in-depth analysis of our financial statements and understanding of our capital structure, financial transactions and financial reporting processes	Critical for an understanding of the complex regulatory and governmental environment involving our business	Important for oversight of a complex organization with operations worldwide	Necessary in overseeing a complex, global manufacturing company

General Dynamics 2018 Proxy Statement     7

Election of Directors

2018 Director Nominees.  The following 10 nominees are standing for election to the Board of Directors at the Annual Meeting. If any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

JAMES S. CROWN

•     Lead Director since May 2010

•     President of Henry Crown and Company since 2002; Vice President of Henry Crown and Company, 1985 to 2002

•     Mr. Crown currently serves as a director of J.P. Morgan Chase & Co.

Key Attributes/Skills/Expertise: As the longest-serving member of our Board and a significant shareholder, Mr. Crown has an abundance of knowledge regarding General Dynamics and our history. As president of Henry Crown and Company, a private investment firm with diversified interests, Mr. Crown has broad experience in business management and capital deployment strategies. His many years of service as a director of our company and two other large public companies provide him with a deep understanding of the roles and responsibilities of a board of a public company.

LEAD DIRECTOR COMMITTEES: Audit Compensation Nominating and Corporate Governance DIRECTOR SINCE MAY 1987 AGE: 64

RUDY F. DELEON

•     Senior Fellow with the Center for American Progress since 2007

•     Senior Vice President of The Boeing Company, 2001 to 2006

•     Deputy Secretary of Defense, 2000 to 2001; Undersecretary of Defense for Personnel and Readiness, 1997 to 2000

•      Undersecretary of the U.S. Air Force, 1994 to 1997

Key Attributes/Skills/Expertise: Mr. deLeon’s experience as the second-highest ranking civilian official in the U.S. Department of Defense and as a foreign policy and military advisor give him a keen understanding of the complexities of the U.S. military and the defense industry. His experience in government, combined with his leadership at The Boeing Company as a senior vice president leading all U.S. federal, state and local government liaison operations, provide him with a deep understanding of the aerospace and defense industry, enabling him to serve General Dynamics with valuable perspectives on the business.

COMMITTEES: Compensation Finance and Benefit Plans DIRECTOR SINCE SEPTEMBER 2014 AGE: 65

8     General Dynamics 2018 Proxy Statement

Election of Directors

LESTER L. LYLES

•     Retired General, U.S. Air Force; Commander, Air Force Materiel Command, 2000 to 2003; Vice Chief of Staff of the Air Force, 1999 to 2000

•     Chairman of the Board of United States Automobile Association since November 2012 and Vice Chairman, 2008 to 2012

•     Mr.  Lyles currently serves as a director of KBR, Inc. He served as a director of Precision Castparts Corp., a former public company, within the past five years.

Key Attributes/Skills/Expertise: Prior to retiring from the U.S. Air Force at the rank of General, Mr. Lyles served as Commander of the Air Force Materiel Command and Vice Chief of Staff of the U.S. Air Force. In these positions, Mr. Lyles managed significant operating budgets and addressed complex operational issues. The broad knowledge of the U.S. military and the defense industry he attained through these experiences, combined with his engineering and aerospace educational background, enable Mr. Lyles to provide critical strategic and business advice to our aerospace and defense businesses. In addition, Mr. Lyles has gained a thorough understanding of challenges that face public companies through his service on public company boards.

COMMITTEES: Audit Nominating and Corporate Governance DIRECTOR SINCE DECEMBER 2003 AGE: 71

MARK M. MALCOLM

•     President and Chief Executive Officer of Tower International, Inc., 2007 to 2016

•     Senior Advisor, Cerberus Capital Management, 2006 to 2007

•     Executive Vice President and Controller of Ford Motor Credit, 2004 to 2005; Director of Finance and Strategy, Global Purchasing, of Ford Motor Company, 2002 to 2004

•     Mr.  Malcolm currently serves as a director of Tower International, Inc.

Key Attributes/Skills/Expertise: Mr. Malcolm’s senior executive positions at Tower International and Ford provide him with critical knowledge of the management, financial and operational requirements of a large company. In these positions, Mr. Malcolm gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a public company. Mr. Malcolm brings to the Board a broad knowledge of the complex business issues facing a public company in areas such as risk management, global supply chain management and corporate governance. Based on his experience, the Board has determined that Mr. Malcolm is an Audit Committee Financial Expert.

COMMITTEES: Audit Finance and Benefit Plans DIRECTOR SINCE AUGUST 2015 AGE: 64

PHEBE N. NOVAKOVIC

•    Chairman and Chief Executive Officer of General Dynamics since January 2013; President and Chief Operating Officer, May 2012 through December 2012; Executive Vice President, Marine Systems, May 2010 to May 2012; Senior Vice President, Planning and Development, July 2005 to May 2010; Vice President, Strategic Planning, October 2002 to July 2005

•    Ms. Novakovic currently serves as a director of Abbott Laboratories.

Key Attributes/Skills/Expertise: Ms. Novakovic’s service as a senior officer of General Dynamics since 2002 makes her a valuable and trusted advisor. Through her roles as chairman and chief executive officer, president and chief operating officer, and executive vice president, Marine Systems, she has developed a deep understanding of the company’s business operations, growth opportunities, risks and challenges. As senior vice president, planning and development, she gained a strong understanding of our core customers and the global marketplace in which we operate. Ms. Novakovic’s current service as a public company director provides her with a valuable perspective on corporate governance matters and the roles and responsibilities of a public company board.

COMMITTEES: None DIRECTOR SINCE MAY 2012 AGE: 60

General Dynamics 2018 Proxy Statement     9

Election of Directors

C. HOWARD NYE

•    Chairman of Martin Marietta Materials, Inc. since 2014 and President and CEO since 2010; President and Chief Operating Officer, 2006 to 2009

•    Executive Vice President of Hanson Aggregates North America, a producer of aggregates for the construction industry, 2003 to 2006

•    Mr. Nye currently serves as Chairman of the Martin Marietta Materials, Inc. Board of Directors and as a Director of Cree, Inc. He has announced that he will not be standing for re-election to the Cree board at its 2018 annual meeting of shareholders.

Key Attributes/Skills/Expertise: Mr. Nye’s positions with Martin Marietta, a leading supplier of aggregates and heavy building materials, position him well to advise our businesses on a range of matters in the areas of engineering and manufacturing. Mr. Nye also brings extensive risk management experience, particularly in the area of employee safety. His strong business background and service on public company boards provide him with a deep understanding of the challenges and risks facing large public companies and their boards.

Mr. Nye was identified as a director nominee by the chairman and chief executive officer.

COMMITTEES: N/A NEW DIRECTOR NOMINEE AGE: 55

WILLIAM A. OSBORN

•     Chairman of Northern Trust Corporation, 1995 to 2009; Chief Executive Officer of Northern Trust Corporation, 1995 through 2007 and President of Northern Trust Corporation and The Northern Trust Company, 2003 to 2006

•     Mr.  Osborn currently serves as a director of Abbott Laboratories and Caterpillar, Inc.

Key Attributes/Skills/Expertise: Mr. Osborn’s prior service as a senior executive of Northern Trust Corporation, including as chairman and chief executive officer, and president, provides him with extensive knowledge of the complex financial, operational and governance issues of a large public company. He brings to our Board a well-developed awareness of financial strategy, asset management and risk management and a strong understanding of public company governance. The Board has determined that Mr. Osborn’s extensive experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an Audit Committee Financial Expert.

COMMITTEES: Audit Compensation Finance and Benefit Plans DIRECTOR SINCE DECEMBER 2009 AGE: 70

CATHERINE B. REYNOLDS

•    Chairman and Chief Executive Officer of EduCap, Inc. since 1988

•    Chairman and Chief Executive Officer of The Catherine B. Reynolds Foundation since 2000

•    Founder and Chairman of Servus Financial Corporation, 1993 to 2000

•    Ms. Reynolds currently serves as a director of Lindblad Expeditions Holdings, Inc.

Key Attributes/Skills/Expertise: Ms. Reynolds’ sound business experience and financial background, including her innovative development of the first asset-backed securitization structure for consumer education loans, enables her to provide valuable financial and business advice to the company. Ms. Reynolds is a certified public accountant and has served on the audit and compensation committees of a public company. Through her senior executive and board positions with EduCap and Servus Financial, she has developed critical knowledge of the financial and risk management challenges that companies face. Ms. Reynolds also has gained valuable insight into public company governance and operations through her prior and current service on public company boards. The Board has determined that Ms. Reynolds’s extensive financial and accounting background qualifies her as an Audit Committee Financial Expert.

COMMITTEES: AUDIT DIRECTOR SINCE MAY 2017 AGE: 60

10     General Dynamics 2018 Proxy Statement

Election of Directors

LAURA J. SCHUMACHER

•    Executive Vice President, External Affairs and General Counsel of Abbvie Inc. since January 2013

•    Executive Vice President, General Counsel and Secretary of Abbott Laboratories, 2007 to 2012

Key Attributes/Skills/Expertise: Ms. Schumacher’s positions as chief legal officer of two large public companies provide her with extensive experience with respect to risk management and a deep knowledge of the types of legal and regulatory risks facing public companies. Her experience as a senior executive in the healthcare industry has provided her with a keen awareness of strategic considerations and challenges associated with a complex, highly-regulated industry. Additionally, through her key role in the strategic consideration and execution of the separation of Abbvie from Abbott Laboratories, Ms. Schumacher brings an important understanding of and insight into corporate governance matters and complex corporate transactions.

COMMITTEES: Compensation Nominating and Corporate Governance DIRECTOR SINCE FEBRUARY 2014 AGE: 54

PETER A. WALL

•    Retired General, British Army; Chief of the General Staff, 2010 to 2014; Commander in Chief, Land Command, 2009 to 2010

•    Director of Operations, United Kingdom Ministry of Defence, 2007 to 2009

•    Director, Amicus (strategic leadership advisory firm) since 2014

Key Attributes/Skills/Expertise: Mr. Wall had a distinguished career in the British Army before retiring at the rank of General in 2014. He also served as Director of Operations for the United Kingdom Ministry of Defence. As Chief of the General Staff of the British Army, Mr. Wall managed significant operating budgets and led the British Army through significant transformation to ensure its relevance for the future. Mr. Wall’s service in the United Kingdom Ministry of Defence and British Army give him an in-depth understanding and appreciation of the complexities of the U.K. military and the defense industry. Mr. Wall brings to the Board important insight into the operational requirements of our customers, as well as a deep understanding of global security issues.

COMMITTEES: Finance and Benefit Plans Nominating and Corporate Governance DIRECTOR SINCE AUGUST 2016 AGE: 62

Director Retirements.  The Board is grateful to Mr. Chabraja for his wise counsel and 24 years of service on the Board, including 13 years as our Chairman. Mr. Keane joined our Board in 2004 and we appreciate the sound guidance he has provided over the years.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES LISTED ABOVE.

Director Retirement Policy.  Under the company’s Bylaws, no director shall stand for election beyond the age of 75. Additionally, the Bylaws provide that under circumstances of significant benefit to the company, an individual over the age of 72 years may stand for election as director only with the approval of the Nominating and Corporate Governance Committee and a two-thirds vote of the directors then in office.

Nominees to the Board Submitted by Shareholders.  The committee will consider director nominees recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company. Additionally, our bylaws permit a shareholder or a group of up to 20 shareholders who have owned 3 percent or more of our outstanding shares of capital stock continuously for 3 years to submit director nominees for inclusion in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws (a process known as proxy access). The requirements for director nominations, including requirements for proxy access, can be found in Article II, Section 10 of our Amended and Restated Bylaws available on our website at www.gd.com/CorporateGovernance, or in print upon request.

General Dynamics 2018 Proxy Statement     11

GOVERNANCE OF THE COMPANY

OUR COMMITMENT TO STRONG CORPORATE GOVERNANCE

The General Dynamics Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, General Dynamics is committed to employing strong corporate governance practices to promote a culture of ethics and integrity that defines how we do business. At the core, we are in business to earn a fair return for our shareholders.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted the General Dynamics Corporate Governance Guidelines to provide a framework for effective governance of the Board and the company. The guidelines establish policies and practices with respect to Board operations and responsibilities, including board structure and composition, director independence, executive and director compensation, succession planning and the receipt of concerns and complaints by the Board. The Board regularly reviews these guidelines and updates them periodically in response to changing regulatory requirements, feedback from shareholders on governance matters and evolving best practices in corporate governance.

The Board believes that its commitment to good governance is demonstrated by key corporate governance practices, including:

✓	a majority voting standard for the election of directors coupled with a director resignation policy;

✓	an independent Lead Director;

✓	a market-leading executive stock ownership policy;

✓	a policy prohibiting hedging and pledging by directors and officers;

✓	an executive compensation recoupment (clawback) policy;

✓	disclosure of corporate political contributions and trade association dues;

✓	shareholders’ right to call a special meeting; and

✓	shareholders’ ability to nominate director candidates and have those nominees included in the company’s proxy statement.

These and other practices are highlighted on page 3.

OUR CULTURE OF ETHICS

As part of our commitment to strong corporate governance practices, we maintain an active and robust ethics program. Our ethics program is rooted in our ethos – our distinguishing moral nature. Our ethos is defined by five values:

THE GENERAL DYNAMICS ETHOS
Honesty	We tell the truth to ourselves and to others. Honesty breeds transparency.
Trust	We trust each other to do the right thing.
Humanity	We are compassionate and empathetic. We respect the dignity, rights and autonomy of others.
Alignment	We are united in our commitment to our values.
Value Creation	We create value by doing the right thing for our shareholders, our customers, our employees and our communities.

As a community of people dedicated to our ethos, we stand against those who betray others, trod upon others’ rights or disrespect the rule of law. Each of us has an obligation to behave according to our values. In that way, we can ensure that we continue to be good stewards of the investments in us by our shareholders, customers, employees and communities, now and in the future.

We have a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the Blue Book, has been updated and improved as we have grown and changed over the years. Our ethics program also includes periodic training on ethics and compliance topics for all employees and a 24-hour ethics helpline, which employees can access via telephone or online to communicate any business-related ethics concerns.

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We have adopted ethics codes specifically applicable to our Board of Directors and our financial professionals. The Code of Conduct for Members of the Board of Directors embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and persons performing similar financial functions.

Any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics for Financial Professionals or Code of Conduct for Members of the Board of Directors on behalf of any of our executive officers, financial professionals or directors will be disclosed on our website. The current Standards of Business Ethics and Conduct are available on our website at www.gd.com/Responsibility.

BOARD LEADERSHIP STRUCTURE

Our Board comprises independent, accomplished and experienced directors who provide advice and oversight to further the interests of our company and our shareholders. Our Board believes that its organizational structure provides a framework for it to provide independent leadership and engagement while ensuring appropriate insight into the operations and strategic issues of the company.

Chairman – Strong and Effective Leadership.  Our Board elects a Chairman from among the directors and determines whether to separate or combine the roles of Chairman and Chief Executive Officer based on what it believes best serves the needs of the company and its shareholders at any particular time. The Board believes that Ms. Novakovic’s deep understanding of the company’s business, day-to-day operations, growth opportunities, challenges and risk management practices gained through several leadership positions enable her to provide strong and effective leadership to the Board and to ensure the Board is informed of important issues facing the company. The Board also believes that having a combined role promotes a cohesive, strong and consistent vision and strategy for the company.

Independent Lead Director – Additional Independent Oversight.  The Board has created the position of a Lead Director, elected annually by the Board from among the independent directors. Mr. Crown currently serves as Lead Director. The Board believes the Lead Director position provides additional independent oversight of senior management and board matters. The selection of a Lead Director facilitates communication among the directors or between any of them and the chairman. Directors frequently communicate among themselves and directly with the chairman. The Lead Director’s authority and responsibilities are as follows:

LEAD DIRECTOR AUTHORITY AND RESPONSIBILITIES
(1)	acts as chair at Board meetings when the chairman is not present, including meetings of the non-management directors;
(2)	has the authority to call meetings of the non-management directors;
(3)	coordinates activities of the non-management directors and serves as a liaison between the chairman and the non-management directors;
(4)	works with the chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;
(5)	is available for consultation and communication with significant shareholders, when appropriate; and
(6)	performs such other duties as the Board may determine from time to time.

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Governance of the Company

DIRECTOR INDEPENDENCE

Independence Standards.  Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. Our Board has established an objective that at least two-thirds of the directors be independent directors. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange.

AN INDEPENDENT DIRECTOR UNDER OUR DIRECTOR INDEPENDENCE GUIDELINES:
(1)	is not a current employee, nor has an immediate family member who is a current executive officer, of General Dynamics;
(2)

has not received, nor has an immediate family member who has received, during the immediately preceding fiscal year, more than $120,000 in direct compensation from General Dynamics, other than director and committee fees and pension or other forms of deferred compensation;

(3)

is not, nor has an immediate family member who is, currently employed as an executive officer of another company where any executive officer of General Dynamics currently serves on that company’s compensation committee;

(4)	is not a current partner of, or employee of, a present internal or external auditor of General Dynamics;
(5)

does not have an immediate family member who is a current partner of, or an employee assigned to work personally on General Dynamics’ audit by, a present internal or external auditor of General Dynamics;

(6)

except as otherwise provided in (7) below, is not a current executive officer or an employee, nor has an immediate family member who is a current executive officer, of a company that made payments to, or received payments from, General Dynamics for property or services in an amount that, in the immediately preceding fiscal year, exceeded the greater of $1 million or 2 percent of the consolidated gross revenues of that company; and

(7)

is not an executive officer of a charitable organization that, in the immediately preceding fiscal year, received contributions from General Dynamics in an amount that exceeded the greater of $1 million or 2 percent of the consolidated gross revenues of that organization.

Independence Determinations.  In March of each year and at other times during the year for director nominations or appointments occurring outside of the annual meeting, the Board of Directors considers whether each director and nominee to the Board meets the definition of an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The Board has determined that Ms. Reynolds, Ms. Schumacher and Messrs. Crown, deLeon, Keane, Lyles, Malcolm, Nye, Osborn and Wall each qualifies as an independent director. To make these independence determinations, the Board reviewed all relationships between General Dynamics and the directors or nominees and affirmatively determined that none of the individuals qualifying as independent has a material business, financial or other type of relationship with General Dynamics, other than as a director or shareholder of the company. Specifically, the Board considered the relationships listed below and the related person transactions listed on page 19 of this Proxy Statement and found them to be immaterial. For each of the relationships that the Board considered for 2015, 2016 and 2017, the payments made or received by General Dynamics, and the charitable contributions made by General Dynamics, fell below the thresholds in our Director Independence Guidelines (the greater of $1 million or 2 percent of the consolidated gross revenues of the other company). Listed below are the relationships that existed in 2017 that were considered by the Board as part of their independence determinations.

•

Ms. Reynolds and Messrs. Crown, deLeon, Lyles and Osborn serve as members of the boards of trustees or boards of directors of charitable and other non-profit organizations to which General Dynamics (i) has made payments for memberships, sponsorships, tradeshow exhibit space or tuition in the usual course of our business, (ii) made and received payments for products and services in the usual course of our business or (iii) made contributions as part of our annual giving program. The 2017 payments fell below the greater of $1 million or 2 percent of the consolidated gross revenues of the organizations. None of the 2017 charitable contributions to these organizations exceeded $105,000.

•

Messrs. Crown, Nye and Osborn serve as directors of companies, and Mr. Nye and Ms. Schumacher are executive officers of companies to which General Dynamics has sold products and services, or from which General Dynamics has purchased products and services, in the ordinary course of business. None of the directors had any material interest in, or received any compensation in connection with, these ordinary-course business relationships. Each of the payments made or received by General Dynamics fell below the greater of $1 million or 2 percent of the other company’s revenues.

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BOARD MEETINGS, BUSINESS UNIT VISITS AND ATTENDANCE

During 2017, the Board of Directors held nine meetings. Each of our directors attended at least 85 percent of the meetings of the Board and committees on which they served in 2017, with nine of our current 11 directors attending 100 percent of the Board and committee meetings. This included a multi-day meeting in February to review our 2017 operating plan, including the operating plans of each of our business groups. In October 2017, the Board visited facilities of our General Dynamics European Land Systems and Jet Aviation business units and met with those business units’ management teams. We encourage directors to attend each annual meeting of shareholders, and in 2017 all of our directors attended the annual meeting.

EXECUTIVE SESSIONS OF THE BOARD

Our Board holds executive sessions of the non-management directors following all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as requested by any non-management director. The independent Lead Director serves as chair at the executive sessions.

BOARD COMMITTEES

The Board of Directors has established the following four standing committees to assist in executing its duties: Audit, Compensation, Finance and Benefit Plans, and Nominating and Corporate Governance. The primary responsibilities of each of the committees are described below, together with the current membership and number of meetings held in 2017. Currently, three of the four Board committees are composed entirely of independent, non-management directors, including those committees that are required by the rules of the New York Stock Exchange to be composed solely of independent directors. Each of the Board committees has a written charter. Copies of these charters are available on our website at www.gd.com/CorporateGovernance, or in print upon request.

Committee Members.  Listed below are the members of each of the four standing committees as of March 8, 2018.

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	FINANCE AND BENEFIT PLANS COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Nicholas D. Chabraja
James S. Crown
Rudy F. deLeon
John M. Keane
Lester L. Lyles
Mark M. Malcolm
William A. Osborn
Catherine B. Reynolds
Laura J. Schumacher
Peter A. Wall

Lead Director	Chairperson	Member	Audit Committee Financial Expert

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Governance of the Company

Committee Responsibilities.  Following are descriptions of the primary areas of responsibility for each of the four committees.

AUDIT COMMITTEE	NUMBER OF MEETINGS IN 2017: 9
•	Provides oversight for accounting, financial reporting, internal control, auditing and regulatory compliance activities

•	Selects and oversees the independent auditor

•	Approves audit and non-audit services provided by the independent auditor

•	Reviews the scope of the audit to be conducted by the independent auditor

•	Reviews our consolidated financial statements with management and the independent auditor

•	Evaluates the performance, responsibilities, budget and staffing of the internal audit function

•	Evaluates the scope of the internal audit plan

•	Monitors management’s implementation of the policies, practices and programs of the company with respect to business ethics and conduct

COMPENSATION COMMITTEE	NUMBER OF MEETINGS IN 2017: 4

•	Evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation

•	Recommends to the Board the level and form of compensation and benefits for directors

•	Reviews and approves incentive compensation and equity-based compensation plans

•	Reviews and monitors succession plans for the chief executive officer and other officers

•	Has authority to retain and terminate external advisors in connection with the discharge of its duties

•	Has sole authority to approve compensation consultant fees (to be funded by the company) and the terms of the consultant’s retention

FINANCE AND BENEFIT PLANS COMMITTEE	NUMBER OF MEETINGS IN 2017: 3

•	Oversees the management of the company’s finance policies to ensure the policies are in keeping with the company’s overall business objectives

•

With respect to employee benefit plans that name the company or one of its subsidiaries as the investment fiduciary (and for which the company or one of its subsidiaries has not appointed the management investment committee as investment fiduciary):

•	provides strategic oversight of the management of the assets

•	reviews and approves investment policy recommendations made by management

•	reviews and approves the retention of third parties for administration and management services related to trust assets

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	NUMBER OF MEETINGS IN 2017: 3

•	Evaluates Board and management effectiveness

•	Advises the Board on the appropriate size, composition, structure and operations of the Board and its committees

•	Reviews and recommends to the Board committee assignments for directors

•	Advises the Board on corporate governance matters and monitors developments, trends and best practices in corporate governance

•	Recommends to the Board corporate governance guidelines that comply with legal and regulatory requirements

•	Identifies qualified individuals to serve as directors and recommends director nominees

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RISK OVERSIGHT

Our comprehensive risk management program is conducted by senior management and overseen by the Board of Directors. In particular, the Board oversees management’s identification and prioritization of risks. We believe that our risk management processes are well supported by the current board leadership structure.

How We Manage Risk.  The following summarizes the key elements of the Board’s, senior management’s and external advisors’ roles in our risk management program.

•	The Board oversees risk management, focusing on the most significant risks facing the company, including strategic, operational, financial, legal and reputational risks.

•	Each Board committee is integral to risk management and reports specific risk-management matters as necessary to the full Board.

•	Senior management is responsible for day-to-day risk management and conducts a thorough assessment through internal management processes and controls.

•

The chief executive officer and senior management team provide to the Board a dedicated and comprehensive briefing of material risks at least twice per year, and the Board is briefed throughout the year as needed on specific risks facing the company. Topics discussed in 2017 include our cyber security risk management program, human capital management and program-specific matters.

•	External advisors provide independent advice on specific risks and review and comment on risk management processes and procedures as necessary.

The Role of the Board of Directors in Risk Management.  The full Board reviews and approves annually a corporate policy addressing the delegation of authority and assignment of management responsibility to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk-management perspective. In addition, the Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual multi-day Board meeting in early February. At this meeting, senior management reports on opportunities and risks in the markets in which the company conducts business. Additionally, each business unit president and each business group executive vice president presents the unit’s and group’s respective operating plan and strategic initiatives for the year, including notable business opportunities and risks. The Board reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our company operating plan for the year. These plans and related risks are monitored throughout the year as part of periodic financial and performance reports given to the Board by the chief financial officer and executive vice presidents of each business group. The Board also receives briefings from senior management concerning a variety of matters and related risks to the company, including defense budget and acquisition matters and specific customer or program developments.

In addition, each of the Board committees considers risk as it relates to its particular areas of responsibility.

•

Audit Committee.  The Audit Committee has responsibility for oversight of the company’s policies and practices concerning overall risk assessment and risk management. The committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the ethics program and internal controls over financial reporting. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of senior management on accounting matters; the internal audit plan; internal control over financial reporting matters; significant litigation and other legal matters; and ethics program matters. The committee also holds regular executive sessions with internal audit and regular executive sessions with the partners of the KPMG LLP audit team.

•

Compensation Committee.  The Compensation Committee oversees our executive compensation program to ensure that the program creates incentives for strong operational performance and for the long-term benefit of the company and its shareholders without encouraging excessive risk-taking. The committee receives briefings from the chairman and chief executive officer, human resources senior management and outside consultants and advisors on compensation matters.

•

Finance and Benefit Plans Committee.  The Finance and Benefit Plans Committee oversees the management of the company’s finance policies and the assets of the company’s defined benefit plans for employees. The committee oversees market risk exposure with respect to its assets within the company’s defined benefit plans and related to the capital structure of the company, including borrowing, liquidity, allocation of capital and funding of benefit plans. To assess risks in these areas, the committee receives regular briefings from our senior management or external advisors on finance policies, pension plan liabilities and funding, and asset performance.

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Governance of the Company

•

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee oversees risks related to the company’s governance structure and processes and risks arising from related person transactions. The committee receives briefings from the senior vice president, general counsel and secretary.

The Role of External Advisors in Risk Management.  The company’s external advisors support the risk management program in a number of ways. Specifically, external advisors support the program by: (1) auditing our financial statements; (2) reviewing and suggesting updates and improvements of our risk management processes and procedures; (3) assisting in the implementation of Board and senior management responsibilities regarding risk management; and (4) supporting and assisting with public disclosure regarding risk management and company risks.

Succession Planning and Risk Management.  The Board considers senior management succession planning a core part of the company’s risk management program. At least annually, the Board reviews with the chief executive officer succession planning for senior leadership positions, and the timing and development required to ensure continuity of leadership over the short and long term.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

Within six months of election to the Board, each new director receives an orientation that consists of a series of in-person briefings provided by corporate officers on our business operations; significant financial, accounting and risk-management matters; corporate governance; ethics; and key policies and practices. The new director receives briefings on the responsibilities, duties and activities of the committees on which the director will initially serve. The new director is also provided the opportunity to visit business units within each of the four business groups and receive briefings from the respective group executive vice president and members of business unit management teams. Each of the directors joining our Board over the past three years has conducted at least one of these business unit visits.

To further support directors, the general counsel and chief financial officer periodically provide materials and briefing sessions on subjects that assist directors in fulfilling their duties. Annually, the Board holds a multi-day meeting with our senior management to review and approve the operating plan of each of our business units and business groups and the company as a whole. Directors also visit our business units periodically. These visits allow the directors to interact with the business unit management teams and employees and gain a firsthand view of our operations.

BOARD AND COMMITTEE PERFORMANCE SELF-ASSESSMENTS

Each year, the directors undertake a self-assessment for the Board and each committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its committees. As part of this self-assessment, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each committee is asked to consider its role and the responsibilities articulated in the committee charter, the composition of the committee and the committee meetings. The self-assessment responses and comments are compiled by the Corporate Secretary and presented to the Nominating and Corporate Governance Committee for initial review. The responses and comments are reviewed with each committee and the full Board.

COMMUNICATIONS WITH THE BOARD

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors, the Chairman or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph or at the address in the Standards of Business Ethics and Conduct Handbook provided to all employees. Our employees can call a toll-free helpline number or access the helpline online, each of which is provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

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RELATED PERSON TRANSACTIONS POLICY

Our Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;
(2)	any person who is known to be a beneficial owner of more than 5 percent of our voting securities;
(3)	any immediate family member of any of the foregoing persons; or
(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: General Dynamics will be a participant; the amount involved exceeds $120,000; and any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;
(2)	a transaction where the rates or charges are determined by competitive bid; or
(3)

a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arm’s-length transaction or is pursuant to a company discount program for which the related person is eligible, serves a compelling business reason and any other factors it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transactions with a related person were determined to pose no actual conflict of interest and were reviewed and approved by the committee or the Board pursuant to our related person transactions policy:

•

Based upon Schedule 13G filings made with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions, has reported beneficial ownership of more than 5 percent of our outstanding common stock. An affiliate of BlackRock provides investment management services for certain of our defined benefit plans. The agreements with BlackRock were negotiated in arm’s-length transactions and the ownership of General Dynamics stock plays no role in the business relationship between General Dynamics and BlackRock. In addition, we believe the agreements represent standard terms and conditions for investment management services. For providing the services, BlackRock received fees in 2017 totaling approximately $1.2 million. In accordance with the related person transactions policy, the Nominating and Corporate Governance Committee reviewed and approved the services for 2017 and approved the continuation of the services in 2018.

•

Henry Crown and Company and one of its affiliated entities made payments of approximately $453,000 to the company in 2017 for the purchase of business jet spare parts and aircraft maintenance from our subsidiary, Gulfstream Aerospace Corporation. Additionally, these companies purchased aircraft services from our subsidiary, Jet Aviation. The amount of payments made to Jet Aviation in 2017 was approximately $269,000. The purchases from Gulfstream and Jet Aviation were in the ordinary course of business and on arm’s-length terms. Henry Crown and Company is an affiliated entity of Mr. Crown.

•

An affiliated entity of Mr. Chabraja made payments of approximately $189,000 to the company in 2017 for the purchase of business jet spare parts and aircraft maintenance from our subsidiary, Gulfstream Aerospace Corporation. These purchases were in the ordinary course of business and on arm’s-length terms.

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Governance of the Company

DIRECTOR COMPENSATION

We compensate each non-management director for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis.

2017 Compensation.  Director compensation for 2017 was:

COMPENSATION ELEMENT	AMOUNT
Annual Retainer	$85,000
Lead Director Retainer	$25,000
Committee Chair Annual Retainer	$10,000
Attendance Fees	$3,000 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $3,000 per day for attending strategic or financial planning meetings sponsored by General Dynamics
Annual Equity Award	Approximately $150,000 on the date of award
Per Diem Fee for Non-Employee Directors Performing Specific Projects for the Company	$10,000

As part of the Compensation Committee’s annual review in early 2017 and at its request, management engaged Aon to conduct a director compensation survey. Aon provided director compensation data for the peer group that we used to benchmark executive compensation. This information showed that the annual retainer and the value of the annual equity award were below the median. Based on this review, the committee increased the annual retainer to $85,000 and increased the value of the annual equity award to approximately $150,000. Although the program is reviewed annually, this was the first change to cash compensation since 2011 and the first change to equity compensation since 2015.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any) and attendance fees paid to each director during 2017 are reflected in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2017 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of restricted stock and stock options granted pursuant to our shareholder-approved equity compensation plan and on the same terms, limits and schedule as awards to other plan participants.

In light of the travel required by service on the Board, we also provide each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance premiums are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2017 table.

2018 Compensation.  In early 2018, as part of its annual review of director compensation, the Compensation Committee requested that management update its director compensation analysis. Management again engaged Aon to provide survey data for the peer group used to benchmark executive compensation. The committee reviewed the survey data regarding director compensation provided by Aon. This information showed that the directors’ pay program was approximate to the median of the peer group. Based on this review, the committee recommended no changes to director compensation.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own shares of our Common Stock having a value equal to at least eight times the annual retainer. Non-management directors are subject to the same holding requirements as our named executive officers and are expected to retain shares upon the vesting of restricted stock or exercise of options until the ownership guidelines are met. Management directors are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

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DIRECTOR COMPENSATION TABLE

The table below provides total compensation for 2017 for each of General Dynamics’ non-management directors serving during the year. The number of shares of restricted stock and stock options awarded to the directors annually are the same for each director.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2017
NAME	FEES EARNED OR PAID IN CASH (a)	STOCK AWARDS (b)	OPTION AWARDS (C)	ALL OTHER COMPENSATION (d)	TOTAL
Mary T. Barra (e)	$48,899	$74,767	$75,092	$0	$198,758
Nicholas D. Chabraja	$530,000	$74,767	$75,092	$4,080	$683,939
James S. Crown	$189,000	$74,767	$75,092	$2,140	$340,999
Rudy F. deLeon	$164,195	$74,767	$75,092	$2,140	$316,194
William P. Fricks (f)	$68,399	$74,767	$75,092	$60,000	$278,258
John M. Keane	$146,000	$74,767	$75,092	$4,080	$299,939
Lester L. Lyles	$155,000	$74,767	$75,092	$4,080	$308,939
Mark M. Malcolm	$164,195	$74,767	$75,092	$2,140	$316,194
James N. Mattis (g)	$0	$0	$0	$0	$0
William A. Osborn	$166,000	$74,767	$75,092	$4,080	$319,939
Catherine B. Reynolds (h)	$91,663	$49,590	$50,318	$2,140	$193,711
Laura J. Schumacher	$150,000	$74,767	$75,092	$2,140	$301,999
Peter A. Wall	$144,000	$74,767	$75,092	$2,140	$295,999

(a)

Ms. Reynolds, Ms. Schumacher and Messrs. Fricks, Keane and Wall elected to receive 100 percent of their annual retainer in Common Stock. Ms. Barra and Messrs. deLeon and Lyles elected to receive 50 percent of their annual retainer in Common Stock. Based upon these elections and each director’s length of service for the year, they received the following number of shares of Common Stock with the associated approximate grant date fair value: Ms. Barra — 83 shares ($16,000); Mr. deLeon — 213 shares ($42,500); Mr. Fricks — 167 shares ($32,000); Mr. Keane — 430 shares ($85,000); Mr. Lyles — 213 shares ($42,500); Ms. Reynolds — 264 shares ($52,000); Ms. Schumacher — 430 shares ($85,000); and Mr. Wall — 301 shares ($60,000).

(b)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation — Stock Compensation. Assumptions used in the calculation of these amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2018. Restricted stock awards outstanding as of December 31, 2017, for each director were as follows: 1,678 for Ms. Barra and Mr. Fricks; 1,970 for Messrs. Chabraja, Crown, Keane, Lyles, Osborn and Ms. Schumacher; 1,430 for Mr. deLeon; 1,120 for Mr. Malcolm; 590 for Mr. Wall; 245 for Ms. Reynolds; and 0 for Mr. Mattis.

(c)

The amounts reported in the Option Awards column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 12, 2018. Option awards outstanding as of December 31, 2017, for each director were as follows: 3,780 for Ms. Barra; 23,940 for Messrs. Chabraja, Crown and Osborn; 8,180 for Mr. Fricks; 29,150 for Messrs. Keane and Lyles; 12,460 for Ms. Schumacher; 8,060 for Mr. deLeon; 6,700 for Mr. Malcolm; 3,590 for Mr. Wall; 1,470 for Ms. Reynolds; and 0 for Mr. Mattis.

(d)	Amounts reflect payments by General Dynamics for accidental death and dismemberment (AD&D) insurance.
(e)	Ms. Barra completed her term on the Board and did not stand for re-election at the May 2017 annual meeting.
(f)

Mr. Fricks completed his term on the Board and did not stand for re-election at the May 2017 annual meeting. The amount reported in the All Other Compensation column represents work performed for the company following Mr. Fricks’s retirement from the Board.

(g)	Mr. Mattis departed the Board in January 2017 and received no payments, equity awards or other compensation from the company in 2017.
(h)	Ms. Reynolds joined the Board in May 2017.

General Dynamics 2018 Proxy Statement     21

ADVISORY VOTE ON THE SELECTION OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee of the Board of Directors has the sole authority to retain the company’s independent auditors and is responsible for the compensation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work. The Audit Committee has selected KPMG LLP (KPMG), an independent registered public accounting firm, as our independent auditors for 2018. KPMG has been retained as the company’s independent auditors since 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. The members of the Audit Committee believe that the continued retention of KPMG to serve as the company’s independent auditors is in the best interests of the company and its shareholders.

Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2018 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG and may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent audit firm at any time during the year.

Audit and Non-Audit Fees.  The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2017 and 2016, and fees billed for other services rendered by KPMG during those years.

	2017	2016

Audit Fees (a)	$19,967,000	$18,333,000
Audit-related Fees (b)	1,882,000	4,731,000
Tax Fees (c)	1,226,000	1,063,000
All Other Fees (d)	5,000	51,000

Total Fees	$23,080,000	$24,178,000

(a)

Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.

(b)

Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits and evaluation of new accounting standards.

(c)

Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

(d)	All other fees are primarily related to professional services performed by KPMG for information technology contract compliance, assessment and advisory services.

Auditor Independence.  The Audit Committee has considered whether the services rendered by KPMG are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.  The company and the Audit Committee are committed to ensuring the independence of the independent auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee. All audit and permitted non-audit services listed above were pre-approved.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

22     General Dynamics 2018 Proxy Statement

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (Securities Act) or the Securities Exchange Act of 1934, as amended (Exchange Act), and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report.

The following five directors serve on the Audit Committee: Mark M. Malcolm (Chair), James S. Crown, Lester L. Lyles, William A. Osborn and Catherine B. Reynolds.

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Malcolm, Mr. Osborn and Ms. Reynolds each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held nine meetings in 2017.

The Audit Committee has reviewed and discussed with management and the company’s independent auditors for 2017, KPMG LLP, an independent registered public accounting firm, the company’s audited consolidated financial statements as of December 31, 2017, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those consolidated financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and KPMG’s attestation report on the company’s internal control over financial reporting.

The Audit Committee has discussed with KPMG the matters required under applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K as of and for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

Mark M. Malcolm (Chair) James S. Crown Lester L. Lyles	William A. Osborn Catherine B. Reynolds

February 10, 2018

General Dynamics 2018 Proxy Statement     23

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(PROPOSAL 3)

As required by Section 14A of the Exchange Act, we are seeking shareholder input on our executive compensation as disclosed in this Proxy Statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that emphasizes performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis section, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders.

For these reasons, the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the company’s executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

24     General Dynamics 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In the Compensation Discussion and Analysis, we describe the details of our named executive officer executive compensation program.

The section is organized as follows:

General Dynamics 2018 Proxy Statement     25

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the compensation of our Named Executive Officers (NEOs) for 2017 and includes the following individuals:

Name	Title
Phebe N. Novakovic	Chairman and Chief Executive Officer
Jason W. Aiken	Senior Vice President and Chief Financial Officer
John P. Casey	Executive Vice President, Marine Systems
Mark C. Roualet	Executive Vice President, Combat Systems
S. Daniel Johnson	Executive Vice President, Information Systems and Technology

EXECUTIVE SUMMARY

BUSINESS OVERVIEW

General Dynamics is a global aerospace and defense company that offers a broad portfolio of products and services in:

•	Business aviation;

•	Combat vehicles, weapons systems and munitions;

•	Information technology services and C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) solutions; and

•	Shipbuilding and ship repair.

We operate and manage our ten business units through four business groups as shown below:

GENERAL DYNAMICS
Aerospace	Combat Systems

• Gulfstream Aerospace • Jet Aviation	• European Land Systems • Land Systems • Ordnance and Tactical Systems
Information Systems and Technology	Marine Systems

• Information Technology • Mission Systems	• Bath Iron Works • Electric Boat • NASSCO

26     General Dynamics 2018 Proxy Statement

Compensation Discussion and Analysis

COMPANY PERFORMANCE HIGHLIGHTS

Shareholder Value.  In 2017, the company’s commitment to operational excellence delivered another year of value creation for shareholders. The success of our approach under Ms. Novakovic’s leadership is evident in our strong operating results. We balance our focus on operations with a thoughtful capital deployment strategy. As stewards of your capital, in 2017 we maintained a deliberate approach to creating shareholder value through our prudent use of capital including investment in long-term business opportunities, an increase in the dividend for the 20th consecutive year and tactical share repurchases.

Dividend History

Our management team strongly believes in returning capital to shareholders. In addition to tactical share repurchases over the course of 2017, General Dynamics raised its quarterly dividend for the 20th consecutive year.

Financial Performance Summary.  In 2017, the company demonstrated the successful results of a continued focus on operational excellence, resulting in positive operating leverage, strong earnings and record-setting margin. The following charts show key performance metrics over relevant periods. On January 1, 2017, we adopted a new revenue recognition standard, Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. Prior-period information for 2015 and 2016 has been restated and any comparisons shown in this proxy statement are to the comparable information. In the fifth year under Ms. Novakovic’s leadership, the company improved performance while also adding new contracts to backlog, thereby sustaining the opportunity for strong execution in the future. In addition, our prudent capital allocation has enabled the company to invest in our businesses while also returning capital to shareholders through dividends and share repurchases.

Earnings from Continuing Operations

2017 marked another strong year for operating earnings. Our efficient conversion of backlog translated to higher than expected earnings growth over 2016 and exceeded the target amount set in the operating plan.

Operating Margin

Management’s focus on profitability propelled operating margin to one of the highest levels in company history in 2017. Continued focus across the business on continuous improvement and cost cutting aided in providing one of the highest operating margins in the industry.

General Dynamics 2018 Proxy Statement     27

Compensation Discussion and Analysis

Free Cash Flow from Operations†

Free cash flow from operations increased in 2017 with contributions across our business groups. Free cash flow was at the highest level since 2015 and exceeded the amount set forth in the operating plan by almost $1 billion.

Return on Invested Capital†
We focus on Return on Invested Capital (ROIC) because it reflects our ability to generate returns from the capital we have deployed in our operations. In 2017, ROIC improved 50 basis points to 16.8%.

†See Appendix A for a discussion of these non-GAAP measures and a reconciliation to their more directly comparable GAAP measures.

Annual Incentive Financial Performance Metrics	2017 Target	2017 Actual	2017 Achievement
Earnings from Continuing Operations	$2.922 billion	$3.031 billion*	Exceeded

Free Cash Flow from Operations	$2.500 billion	$3.451 billion	Exceeded

*Represents adjusted non-GAAP earnings from continuing operations which excludes a $119 million tax impact as a result of the passage of the Tax Cuts and Jobs Act of 2017 in late December 2017. The Compensation Committee chose to adjust the result because the tax impact resulting primarily from the change in value of deferred tax assets and liabilities was not reflective of the actual operating performance of the company in 2017. A reconciliation to the GAAP figure can be found in Appendix A.

Long-term Incentive	2015 – 2017 Performance Period
Financial Performance Metrics	Target	Actual	Achievement
Return on Invested Capital**	14.1%	17.4%	Exceeded

**For purposes of determining the achievement for PRSUs granted in 2015, the calculation reflects the average of the ROIC reported on Form 10-K for each year during the performance period. As such, amounts for 2015 and 2016 do not reflect the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

28     General Dynamics 2018 Proxy Statement

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION GOALS AND OBJECTIVES

The goals of our executive compensation program are to incentivize management to achieve operational excellence and align the interests of management and shareholders. To achieve these goals, compensation for NEOs is driven by how the company performs on metrics that the Board of Directors believes create shareholder value.

Our management team delivers shareholder returns through disciplined execution on backlog, efficient cash flow conversion and prudent capital deployment. We manage costs, undertake continuous improvement initiatives, and collaborate across our businesses to achieve our goals of maximizing earnings and cash flow and creating value for our shareholders. Management’s focus on these metrics is reflected in the goals set forth in the company’s incentive plans because we believe successful execution in these areas directly translates to shareholder value creation. Thus, company-wide performance measures are the key metrics the Compensation Committee (the Committee) considers when making executive compensation decisions for the NEOs.

Our program is evolving constantly to ensure alignment with shareholders and market best practices. Over the past several years, we have made strategic changes to the structure of our plans to maintain this alignment. In 2017, we introduced long-term incentive (LTI) guidelines which allow the Committee to make LTI grants within a set range determined by market data. The Committee also engaged a new independent compensation consultant to provide an outside, independent perspective on issues relating to executive compensation.

We believe that compensation decisions for NEOs should be made within a strong and independent governance framework. The executive compensation program is independently governed by the Committee with the support of company management and the Committee’s independent compensation consultant. The following are characteristics of the program that demonstrate strong governance.

Leading Executive Compensation Governance Practices

✓	100 percent independent Compensation Committee

✓	Independent compensation consultant reporting to the Compensation Committee

✓	Thoughtfully selected peer group consisting of other aerospace and defense firms, with annual Committee review of the group

✓	Market-leading stock ownership requirements of 15 times base salary for the CEO and 10 times for the other NEOs

✓	Each component of pay is targeted to the median of the peer group

✓	No merit pools for base salaries; they are tied to the peer group median

✓	Incentive compensation based on scorecards identifying clear, measurable goals with key financial and operational metrics that drive business performance

✓	The value of long-term incentives that are ultimately earned is based on our future, multi-year performance and shareholder value creation

✓	No employment agreements with NEOs

✓	Double-trigger change in control arrangements

✓	No excise tax gross-ups paid in conjunction with a termination as part of a change in control

✓	Clawback policy

✓	Anti-hedging policy

✓	Anti-pledging policy

✓	Director and management engagement with shareholders

General Dynamics 2018 Proxy Statement     29

Compensation Discussion and Analysis

THE COMPENSATION PROCESS

The Committee approves and is actively engaged in the development and implementation of the executive compensation program, with the support of the independent compensation consultant and company management. The program is structured to:

•	Compensate executives subject to clear and challenging performance metrics

•	Align executive compensation with shareholder value creation

•	Ensure retention and growth for executives in a competitive environment

Program objectives are achieved through the use of short- and long-term incentives. The company currently targets the median pay of our peers as further discussed in detail below. In addition, through the annual incentive plan, the NEOs are rewarded for achieving annual company goals.

SETTING COMPENSATION LEVELS AND EVALUATING PERFORMANCE

Setting compensation for senior executives is a 16-month process that begins in the fall of each year. The first steps in this process focus on establishing the operating goals for the company for the upcoming year. During this phase, the business units develop challenging but achievable goals which then form the basis of the business group operating plans. In consultation with the chairman and chief executive officer and chief financial officer, these plans are presented to the Board of Directors early the next year. After review and, where appropriate, adjustment, by the Board, the company operating plan for the year is adopted. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reports given by the chief financial officer and the executive vice presidents.

Compensation discussions begin immediately following the execution of the operating plan. Based on company and individual performance, the chairman and chief executive officer calculates and assigns a score to each NEO (other than herself) using a scorecard. The score for the CEO is calculated solely by a review of independent directors. The scores determine the compensation recommendations that are made in the first quarter of the year. In February, the Committee reviews the NEO scorecards, calculates the score for the CEO and reviews the compensation recommendations supported by the scores. As part of this process, the Committee reviews market data to ensure that any base salary increase does not place the NEO’s annual salary in excess of the 50th percentile of our peer group.

The Committee convenes again in early March to review the final scorecards for the company and approve any base salary increases, annual incentive payments and long-term incentive grants. The Committee reviews, refines and approves compensation for the chairman and chief executive officer in executive session at the March meeting. The Committee approves compensation based on the clearly defined and disclosed performance goals described in this Proxy Statement. The Committee’s decisions also reflect factors such as the degree of difficulty of goals, market conditions and exceptional individual achievement.

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Compensation Discussion and Analysis

2017 EVALUATION AND COMPENSATION PROCESS TIMELINE

November 2016
• Business units present plans to the CEO • The CEO, in consultation with the chief financial officer and executive vice presidents, establishes company operating goals

February 2017

• Business units present operating plans to the Board of Directors

• The board reviews, adjusts where appropriate, and approves business group operating goals and adopts the company operating plan

• The company operating plan serves as the financial goals for the annual incentive and long-term incentive

January – February 2018

• Based on achievement against the operating plan, the CEO calculates and assigns a score for each NEO other than herself and the Compensation Committee calculates and assigns a score for the CEO

• The assigned score is based strictly on performance against the company’s operating plan, the difficulty of the operating plan and the individual’s contributions to the success of the operating plan

• The score is converted into an annual incentive recommendation which is, together with base salary and long-term incentive recommendations, presented to the Committee on a scorecard

• Committee ensures base salary recommendations do not exceed the market 50th percentile

March 2018

• The Committee reviews NEO scorecards and pay recommendations and approves base salary, annual incentive and long-term incentive amounts

• Based on the calculated score, the Committee reviews, refines and approves compensation for the CEO in executive session

General Dynamics 2018 Proxy Statement     31

Compensation Discussion and Analysis

PEER GROUP AND BENCHMARKING TO THE MARKET

Each year, the Committee, with support from its independent compensation consultant, identifies a core group of companies that are:

•	In similar industries and where General Dynamics competes for business

•	Likely sources of or destinations for executive talent

•	Reasonably comparable in size, as measured by revenue and market capitalization

•	Reasonably similar in organizational structure and complexity

•	Consist of some of the peers of our peer companies

The companies in our peer group for 2017, which is unchanged from 2016, are listed below. We believe this peer group is appropriate for our industry and where we compete for talent. Peer group proxy data and survey data provided by Aon are utilized to assess the competitiveness of our executive compensation practices, structures and levels. The Committee will continue to review and analyze the peer group for reasonableness and competitiveness with General Dynamics’ business offerings.

Peer Group Companies*
	Market Capitalization (in millions)	Revenue (in millions)	Employee Population	Peer of Peers

The Boeing Company	$ 175,642	$ 93,392	140,800	✓

Honeywell International Inc.	$ 116,064	$ 40,534	131,000	✓

L-3 Technologies Inc.	$ 15,460	$ 9,573	31,000	✓

Lockheed Martin Corporation	$ 92,056	$ 51,048	100,000	✓

Northrop Grumman Corporation	$ 53,426	$ 25,803	70,000	✓

Raytheon Company	$ 54,305	$ 25,348	64,000	✓

Rockwell Collins, Inc.	$ 22,214	$ 7,640	29,000	✓

Textron Inc.	$ 14,907	$ 14,198	37,000	✓

United Technologies Corporation	$ 101,874	$ 59,837	204,700	✓

Median	$ 54,305	$ 25,803	70,000

General Dynamics	$ 60,747	$ 30,973	98,600	✓

General Dynamics (Percentile Rank)	52%	54%	62%

  *Peer group data are as of December 31, 2017.

32     General Dynamics 2018 Proxy Statement

Compensation Discussion and Analysis

COMPONENTS OF EXECUTIVE COMPENSATION AND ALIGNMENT WITH COMPANY PERFORMANCE

Each NEO receives a mix of fixed and variable components of compensation. The following charts summarize the various forms of compensation.

Structural Alignment of Pay with Performance.  We demonstrate our commitment to aligning compensation with company performance through the following key elements of the program:

•

Executive compensation is linked strongly to the financial and operational performance of the company. Over 90 percent of the CEO’s total compensation is at risk, while over 85 percent of the other NEOs’ compensation is at risk. A significant amount of the at-risk compensation is delivered through equity: performance restricted stock units (PRSUs), restricted stock and stock options.

•

To emphasize a culture of ownership and strengthen management’s alignment with long-term shareholder interests, the Committee requires one of the strictest set of stock ownership guidelines across the Fortune 100 for the NEOs. Our CEO is required to hold General Dynamics stock with a value equal to 15 times base salary. The other NEOs are required to hold 10 times base salary.

CEO Target Compensation Mix	Other NEO Target Compensation Mix

Linking Pay Levels to the Market and General Dynamics Performance.  Each component of our NEO compensation is targeted to the median of the peer group. To the extent compensation exceeds targeted levels, it is directly attributable to

General Dynamics 2018 Proxy Statement     33

Compensation Discussion and Analysis

performance which increases shareholder value and exceeds measurable, clearly defined performance goals. Conversely, total compensation can be substantially less than target for performance that falls significantly short of pre-established targets.

Setting Challenging Targets Based on Market Conditions.  Annual and long-term incentives are based on measurable and objective performance metrics. Annual incentive performance targets were set in early 2017 based on backlog, anticipated order activity and expected market conditions. Three-year target goals for the PRSUs were set in early 2017 based on our long-term operating plans. Targets were in line with guidance provided to the market by company management.

ANNUAL BASE SALARY

We pay executives an annual salary in cash that is tied to the peer group median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on survey data. Salaries are reviewed annually, and increases, when they occur, are driven by changes in the market. We believe that organizations that perform well over the long term, like General Dynamics, make an effort to pay salaries at or near the market median and create opportunities for executives to earn above-median compensation through annual and long-term incentives that are awarded based on performance relative to challenging and clear performance goals. The goal of our base salary is to provide a competitive, fixed rate of cash compensation. In 2017, the market median for base salary increased for all NEOs except the CEO.

NAME AND TITLE	2016 BASE SALARY	2017 BASE SALARY	% INCREASE
Ms. Novakovic Chairman and Chief Executive Officer	$ 1,585,000	$ 1,585,000	0%
Mr. Aiken Senior Vice President and Chief Financial Officer	$ 710,000	$ 770,000	8%
Mr. Casey Executive Vice President, Marine Systems	$ 755,000	$ 780,000	3%
Mr. Roualet Executive Vice President, Combat Systems	$ 755,000	$ 780,000	3%
Mr. Johnson Executive Vice President, Information Systems and Technology	$ 725,000	$ 780,000	8%

ANNUAL INCENTIVE COMPENSATION

The NEOs are eligible to earn an annual incentive paid in cash based on the company’s prior-year performance. The incentive is designed to place at risk a significant portion of each NEO’s annual compensation. The incentive is based on performance against specific, measureable goals established at the beginning of the year and approved by the Committee as well as the Committee’s assessment of each NEO’s individual performance during the year. The goals are designed to be difficult but achievable through solid execution. The Committee believes the chosen incentive metrics are good indicators of the company’s overall performance and lead to the creation of long-term value for our shareholders.

NEO PERFORMANCE METRICS AND TARGETS

In 2017, the annual incentive for each NEO was determined based on the same metrics: company operating earnings and free cash flow from operations. The Committee decided that, because the executive vice presidents play a major role in the overall success of the company in addition to overseeing their business group, they should be evaluated on the same company-wide metrics as the chief executive officer and the chief financial officer. The below charts demonstrate the NEO goals for 2017.

Each NEO’s target annual incentive, as a percentage of base salary, was determined during our annual compensation benchmarking process and is designed to provide total cash compensation near the 50th percentile of the peer group if targets are met. Consistent with peer and market practice, the maximum incentive that can be earned under this plan is two times the target amount. For performance that falls significantly short of the pre-established target, there may be no payout. 2017 was a strong operational year

34     General Dynamics 2018 Proxy Statement

Compensation Discussion and Analysis

for General Dynamics. Above-target annual incentives were awarded to NEOs in recognition of their role in driving these results as well as for their individual performance and achievements throughout the year. The below table summarizes each NEO’s target and the Committee’s determination of final incentives.

NEO Financial Goals

Performance Metric	Weighting	2017 Target	2017 Actual
Earnings from Continuing Operations	50%	$2.922 billion	$3.031 billion*
Free Cash Flow from Operations	50%	$2.500 billion	$3.451 billion

*Represents adjusted non-GAAP earnings from continuing operations which excludes a $119 million tax impact as a result of the passage of the Tax Cuts and Jobs Act of 2017 in late December 2017. The Committee chose to adjust the result because the tax impact resulting primarily from the change in value of deferred tax assets and liabilities was not reflective of the actual operating performance of the company in 2017. A reconciliation to the GAAP figure can be found in Appendix A.

NEO Annual Incentive Achievement

NAME AND TITLE	2017 BASE SALARY	TARGET INCENTIVE (% OF BASE)	MAXIMUM INCENTIVE (% OF BASE)	TARGET INCENTIVE	MAXIMUM INCENTIVE	ANNUAL INCENTIVE PAYOUT
Ms. Novakovic Chairman and Chief Executive Officer	$ 1,585,000	170%	340%	$ 2,694,500	$5,389,000	$5,300,000
Mr. Aiken Senior Vice President and Chief Financial Officer	$ 770,000	100%	200%	$ 770,000	$1,540,000	$1,386,000
Mr. Casey Executive Vice President, Marine Systems	$ 780,000	100%	200%	$ 780,000	$1,560,000	$1,404,000
Mr. Roualet Executive Vice President, Combat Systems	$ 780,000	100%	200%	$ 780,000	$1,560,000	$1,404,000
Mr. Johnson Executive Vice President, Information Systems and Technology	$ 780,000	100%	200%	$ 780,000	$1,560,000	$1,378,000

LONG-TERM INCENTIVE COMPENSATION

Long-term incentive compensation (LTI) is provided to NEOs to align management’s interest with that of shareholders several years into the future. LTI comprises a major portion of total compensation provided to NEOs and thus gives management a significant personal stake in the long-term success of General Dynamics. By awarding LTI through various types of equity instruments, different elements of shareholder alignment are achieved. We award LTI based on the following allocation:

Long-Term Incentive Allocation

General Dynamics 2018 Proxy Statement     35

Compensation Discussion and Analysis

Setting Long-term Grant Amounts. The Committee uses guidelines that are constructed around the market median and balances other considerations such as prior-year performance, complexity of the role, length of service, future expected contributions to the company and impact on dilution, when determining actual LTI grant amounts. We believe that this approach allows for the consideration of factors in addition to the quantitative metrics that drive annual incentive payments. This allows the Committee to make grant decisions that better meet the needs of our business and shareholders.

PERFORMANCE RESTRICTED STOCK UNITS

Performance Restricted Stock Units (PRSUs) are a form of equity compensation tied to the achievement of specific performance goals and linked to the long-term performance of the company. This element of executive compensation closely connects executives to the company’s financial and stock performance over the long term and acts as a retention tool. NEOs who voluntarily resign or are terminated for cause immediately forfeit all PRSUs that have not vested unless otherwise determined by the Committee. PRSUs at General Dynamics are structured as follows:

Target Setting:

•	The three-year ROIC target is set on the date of grant. The Committee does not have discretion to reset the target during the three-year performance cycle.
•	The performance target is set to be challenging, yet achievable.

For the 2017-2019 performance period, the ROIC target was established at 15.2 percent. This target reflects the multi-year operating plan for the company and takes into account management’s assessment of future performance. Because we operate in a dynamic and competitive environment, the target established each year represents the outlook for the three-year period and may not be comparable to past targets or past achievement. In light of these circumstances, the Committee believes this three-year target is challenging but achievable through continued strong operating performance.

Plan Operation:

•

After the three-year performance period, the number of PRSUs earned will be determined based on the following performance and payout schedule, which applies a +/- 2.5 percent collar around the three-year average ROIC target:

Three-Year Average ROIC Performance	PRSU Payout After 3 Years from Grant Date
2.5% or more above target	150% of target PRSUs
At target	100% of target PRSUs
2.5% below target	50% of target PRSUs
More than 2.5% below target	0% of target PRSUs

We define ROIC as net operating profit after taxes divided by average invested capital. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. Average invested capital is defined as the sum of the average debt and shareholders’ equity excluding accumulated other comprehensive loss (AOCL). ROIC excludes goodwill impairments and non-economic accounting changes as they are not reflective of company performance. The ROIC calculation for purposes of measuring PRSU performance would be adjusted if a significant business acquisition or divestiture (as defined in Regulation S-X of the Exchange Act) occurs during the performance period.

2015-2017 PRSU Achievement.  For PRSUs granted in 2015, the Committee has certified the three-year ROIC achievement against the target established for the 2015-2017 performance period. After reviewing company results, the Committee certified our three-year average ROIC of 17.4% which was 3.3% above the target and translated into a payout of 150% of the target number of shares.

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Compensation Discussion and Analysis

RESTRICTED STOCK

Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. Restricted stock awards are service-based, meaning that executives who voluntarily resign or are terminated for cause prior to the end of the vesting period forfeit their restricted stock unless otherwise determined by the Committee. The Committee has determined that the use of three-year cliff vesting on our restricted stock ensures that executives are focused on long-term value creation while supporting the company’s need to attract and retain executives during all market conditions. During the vesting period, executives may not sell, transfer, pledge, assign or otherwise convey their restricted shares. Executives are eligible, however, to vote their shares and receive dividend payments and other distributions on our Common Stock when declared by the Board of Directors.

STOCK OPTIONS

The Committee grants stock options to align executive interests with shareholder interests for many years into the future. They serve as a retention tool and a value driver. Stock options give our NEOs the right to buy a share of our Common Stock in the future at a predetermined exercise price, which is established as the average of the high and low stock price of our Common Stock on the date of award. In 2017, the exercise price for stock options granted in March was $191.71 for each stock option. Stock options vest after three years, with 50 percent of the grant exercisable after two years and 50 percent exercisable after three years, and expire 10 years after the grant date.

Stock option values are determined using the Black-Scholes methodology applying the same assumptions used for recognizing stock option expense in our audited financial statements. These assumptions are set out in Note P to our financial statements contained in our Form 10-K. The Black-Scholes formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under FASB ASC Topic 718.

As with restricted stock and PRSU awards, NEOs who voluntarily resign or are terminated for cause immediately forfeit all stock options that have not vested unless otherwise determined by the Committee. Our equity compensation plan prohibits the repricing of stock options, including the exchange of underwater stock options for another award or for cash, without the approval of shareholders.

BENEFITS AND PERQUISITES

BENEFITS

General Dynamics-provided benefits are an important tool used to attract and retain outstanding executives. Benefit levels are reviewed periodically to ensure they are cost-effective, competitive and support the overall needs of our employees. The company makes available medical, dental, vision, life insurance and disability coverage to all NEOs. NEOs can select the level of coverage appropriate for their circumstances. The company also provides NEOs group life insurance coverage worth two times base salary and long-term disability coverage worth 50 percent of base salary.

COMPANY-SPONSORED RETIREMENT PLANS

We provide retirement plans to our eligible employees, including the eligible NEOs, through a combination of qualified and non-qualified plans. Following is a description of the retirement plans in which the NEOs participate:

Defined-Benefit Retirement Plan.  Each NEO other than Mr. Johnson participates in a company-sponsored defined-benefit plan called the General Dynamics Salaried Retirement Plan. Beginning January 1, 2014, pension accruals under this plan stopped for employees at our corporate headquarters, including the participating NEOs.

The benefit under the plan is payable as a life annuity. The Salaried Retirement Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan. It was amended effective January 1, 2007, to exclude any employee initially hired or who incurs a break in service after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is

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Compensation Discussion and Analysis

1.0 percent times a participant’s highest final average pay frozen as of December 31, 2013, multiplied by years of service earned on or after January 1, 2007, and before January 1, 2014, plus 1.333 percent times a participant’s highest final average pay frozen as of December 31, 2010, multiplied by years of service earned prior to January 1, 2007. Final average pay for purposes of calculating retirement benefits includes a NEO’s base salary and annual incentive. The company makes contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.  The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($270,000 in 2017). To provide a benefit calculated on compensation in excess of this compensation limit, the company provides eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of General Dynamics. Each NEO, other than Mr. Johnson, participates in the Supplemental Retirement Plan. Beginning January 1, 2014, pension accruals under this plan stopped for employees at our corporate headquarters including the participating NEOs.

Anteon International Corporation Supplemental Retirement Savings Plan.  Mr. Johnson has an account balance under the frozen Anteon International Corporation Supplemental Retirement Savings Plan. Under the plan, certain eligible employees of Anteon could defer receipt of all or a portion of their annual cash compensation prior to the plan being frozen in 2007. Upon his retirement or other separation from the company, Mr. Johnson may elect to receive the deferred compensation in either a lump sum or in annual installments over a period of up to ten years.

401(k) Plan.  Each NEO is eligible to participate in the General Dynamics Corporation 401(k) Plan, a tax-qualified defined contribution retirement plan. Each NEO is eligible to make before-tax contributions and receive company matching contributions under the 401(k) Plan. During 2017, for NEOs other than Mr. Johnson, the 401(k) Plan provided for a company-matching contribution of 100 percent on before-tax contributions up to the first 6 percent of a participant’s eligible pay. From January 1, 2017, through July 13, 2017, Mr. Johnson participated in a version of the 401(k) Plan that provided for a company-matching contribution of 50 percent on before-tax contributions up to the first 6 percent of a participant’s eligible pay. From July 14, 2017, through August 31, 2017, Mr. Johnson participated in a version of the 401(k) Plan that provided for a company-matching contribution of 100 percent on before-tax contributions up to the first 1 percent of a participant’s eligible pay and 50 percent on before-tax contributions of the next 5 percent of a participant’s eligible pay. Finally, Mr. Johnson became eligible on September 1, 2017, for the version of the 401(k) Plan that provides for a company-matching contribution of 100 percent on before-tax contributions up to the first 6 percent of a participant’s eligible pay. Our matching contributions during 2017 for the NEOs are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table.

Supplemental Savings Plan.  The company provides a Supplemental Savings Plan to key employees, including each NEO. The purpose of the Supplemental Savings Plan is to allow key executives to defer salary and receive matching contributions on compensation in excess of the compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Matching contributions during 2017 for the NEOs are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table.

Other Retiree Benefits.  Eligible key executives throughout the company, including the NEOs, can purchase group term life insurance prior to retiring of up to two times their base pay. For executives who retire early (prior to age 65), we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. For early retirees who elect coverage in excess of one-half of base pay they will pay monthly premiums for the additional coverage. For executives retiring at or after age 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

PERQUISITES

We continue to offer only perquisites that the Committee believes are reasonable yet competitive. The company provides perquisites to key executive officers, including the NEOs, for purposes of recruiting, retention and security. We provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. As a reasonableness test, we compare these perquisites to generally accepted corporate practices.

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Compensation Discussion and Analysis

The perquisites provided to our NEOs in 2017 were financial planning and tax preparation services, physical examinations, home security systems, personal liability and supplemental accidental death and dismemberment insurance, and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided only to our chairman and chief executive officer as required by the Board to help ensure her security and accessibility.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table.

OTHER CONSIDERATIONS

2017 SHAREHOLDER ENGAGEMENT

As part of our ongoing shareholder engagement program, each year we engage with our largest shareholders to understand their views on our executive compensation program or executive compensation generally. In 2017 and the past several years, we have engaged with holders of approximately 65 percent of our outstanding Common Stock. Following changes to our executive compensation program resulting in part from shareholder engagement, our shareholders have expressed very strong support for our program and the results the program is driving. At our 2017 annual shareholder meeting, investors strongly supported our executive compensation program with over 95 percent of shares voted in favor of our Say on Pay proposal. We consider feedback from our shareholder engagement program, the results of our annual Say on Pay vote and other considerations to ensure that our executive compensation program continues to meet our compensation objectives.

POTENTIAL SEVERANCE AND CHANGE IN CONTROL BENEFITS

The company has change in control agreements, also known as severance protection agreements, with each of the NEOs. The company believes that these agreements are an important tool for recruiting and retaining highly qualified executives. The agreements are structured to protect the interests of shareholders by including a “double trigger” mechanism that results in a severance payout only when:

•	A change of control is consummated, and

•	The executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. The Committee evaluates and reviews payment and benefit levels under the change in control agreements regularly. These reviews support the view that the agreements are consistent with the practices of our peer group companies. Our severance protection agreements for NEOs exclude any provision for reimbursement of excise taxes that may become due upon a change in control.

Payments and benefits provided to NEOs pursuant to the change in control agreements are described in the Potential Payments upon Termination or Change in Control section beginning on page 50 of this Proxy Statement.

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Compensation Discussion and Analysis

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Committee’s charter provides that the Committee has sole authority to engage the services of an independent compensation consultant for the Committee and approve fees paid to the consultant by the company. The Committee engaged Meridian Compensation Partners, LLC (Meridian) as an independent compensation consultant to provide advice on executive compensation matters. The Committee found that Meridian provided important perspectives about market practices for executive compensation, peer company analysis and selection, the levels and structure of the compensation program and compensation governance. During 2017, at the Committee’s request, Meridian performed the following specific services:

•	Attended all Committee meetings

•	Provided a regulatory education session for the Committee

•	Provided information and advice relating to executive compensation matters

•	Reviewed compensation-related disclosures in the company’s proxy statement

Before engaging Meridian, the Committee reviewed the factors influencing independence (as specified by the New York Stock Exchange listing standards) and determined that no conflict of interest exists.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

The company has a longstanding policy in place that prohibits all directors and executive officers from hedging company securities. Since 2014, the company has maintained a policy prohibiting all directors and executive officers from pledging company securities that they own directly.

Mr. Crown has the ownership of certain shares attributed to him that arise from the business of Henry Crown and Company, an investment company where Mr. Crown serves as President, and trusts of which Mr. Crown serves as trustee (Attributed Shares). Mr. Crown disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. The Attributed Shares are distinct from shares owned by Mr. Crown or his spouse individually, or shares held in trusts for the benefit of his children (Crown Personally Held Shares). The company has reviewed the potential pledging of the Attributed Shares with Mr. Crown, recognizes Mr. Crown’s distinct obligations with respect to Henry Crown and Company and the trusts, and believes such shares may be prudently pledged or held in margin loan accounts. Under the company’s anti-pledging policy, Crown Personally Held Shares are considered company securities that are owned directly by Mr. Crown and, accordingly, may not be and are not held in margin accounts or otherwise pledged as collateral, nor may the economic risk of such shares be hedged.

STOCK OWNERSHIP GUIDELINES AND HOLDING REQUIREMENTS

Our stock ownership and retention guidelines are the most stringent in our peer group. Stock ownership guidelines strongly align the interests of management with the interests of shareholders because executives become shareholders with a considerable investment in General Dynamics.

Our stock ownership and retention guidelines preclude NEOs from selling shares of General Dynamics common stock until they own shares with a market value of 10 times their base salary and 15 times for the CEO. Shares held outright and shares held through our 401(k) plans are counted for purposes of meeting the ownership guidelines. Stock options (whether vested or not), PRSUs and unvested shares of restricted stock are not counted in the ownership calculation.

Stock Ownership Guidelines
CEO	15x Base Salary
Other NEOs	10x Base Salary

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Compensation Discussion and Analysis

When exercising options, executives who have not met the ownership guideline may sell shares acquired upon exercise to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are met. Similarly, shares received upon vesting of restricted stock and PRSUs may not be sold until the ownership guidelines are met. Once an officer attains the required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. The stock ownership and retention guidelines are reviewed annually by the Committee.

CLAWBACK POLICY

The company has in place an executive compensation recoupment policy, or “clawback” policy, which applies to senior executive officers of the company (referred to as the covered executive officers), including the NEOs. In the event of a restatement of our financial results due to a covered executive officer engaging in fraud or intentional illegal conduct, the result of which is that any equity or other performance-based compensation paid to that covered executive officer would have been a lower amount had it been calculated based on the restated results, the Committee will have the authority to recover any excess compensation that was awarded to that covered executive officer. In determining the excess compensation, the Committee will take into account its good faith estimate of the value of awarded and actual compensation that may have been affected by the restatement and the events leading to it. This includes all performance-based cash incentives and equity-based grants which may have vested or been exercised during the period in question.

COMPENSATION AND RISK MANAGEMENT

With the support of management and the independent compensation consultant, the Committee evaluates the company’s overall risk profile relative to the incentive components of compensation to ensure that NEOs are not overly incentivized to focus on short-term stock performance. The use of long-term equity incentive awards as a significant portion of total direct compensation and robust stock ownership guidelines are structured to ensure management is focused on the long term and not incentivized to take excessive risk.

TAX CONSIDERATIONS

As part of the annual compensation review process, the Committee considers the implications of Section 162(m) of the Internal Revenue Code, which is a provision that precludes the company from taking a tax deduction for individual compensation in excess of $1 million. The Committee also considers the exemptions to the $1 million limit, which are also provided in Section 162(m), including the exemption for “performance-based compensation” as defined in Section 162(m). The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed as of 2018, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The Summary Compensation Table conforms to requirements of the SEC and shows base salary, annual incentive, equity awards (restricted stock, performance restricted stock units and stock options) and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our eligible named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

SUMMARY COMPENSATION TABLE
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS (a)		STOCK AWARDS (b)	OPTION AWARDS (b)	NON-EQUITY INCENTIVE PLAN COMPENSATION (a)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (c)	ALL OTHER COMPENSATION (d)	TOTAL
Phebe N. Novakovic Chairman and Chief Executive Officer	2017 2016 2015	$1,585,000 1,585,000 1,583,750	$	— — 4,850,000	$6,999,332 7,079,144 6,856,781	$7,000,390 7,077,746 6,855,267	$5,300,000 5,150,000 —	$300,661 155,239 —	$316,046 310,948 278,306	$21,501,429 21,358,077 20,424,104
Jason W. Aiken Senior Vice President and Chief Financial Officer	2017 2016 2015	$755,000 701,250 662,500	$	— — 900,000	$1,625,701 1,490,275 1,344,547	$1,624,228 1,489,540 1,345,267	$1,386,000 1,200,000 —	$ 85,192 38,464 —	$ 65,619 139,984 58,305	$5,541,740 5,059,513 4,310,619
John P. Casey Executive Vice President, Marine Systems	2017 2016 2015	$773,750 747,500 716,250	$	— — 1,020,000	$1,610,364 1,642,427 1,299,410	$1,609,342 1,642,472 1,300,360	$1,404,000 1,400,000 —	$447,894 242,463 —	$ 63,650 64,724 58,204	$5,909,000 5,739,586 4,394,224
Mark C. Roualet Executive Vice President, Combat Systems	2017 2016 2015	$773,750 747,500 713,750	$	— — 995,000	$1,610,364 1,619,332 1,299,410	$1,609,342 1,620,593 1,300,360	$1,404,000 1,400,000 —	$330,396 168,004 —	$ 83,926 69,278 67,230	$5,811,778 5,624,707 4,375,750
S. Daniel Johnson Executive Vice President, Information Systems and Technology	2017 2016 2015	$766,250 713,750 680,000	$	— 850,000	$1,560,519 1,457,671 1,236,491	$1,559,351 1,457,274 1,235,342	$1,378,000 1,250,000 —	$ — — —	$ 52,508 54,297 44,752	$5,316,628 4,932,992 4,046,585
(a)

Payments are reported for the fiscal year in which the related services were rendered, although the actual payments are made in the succeeding year. Bonus awards for 2017 performance were made under the General Dynamics Corporation Executive Annual Incentive Plan and are shown in the Non-Equity Incentive Plan Compensation column.

(b)

The amounts reported in the Stock Awards and the Option Awards columns reflect aggregate grant date fair value computed in accordance with ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the SEC on February 12, 2018. Stock Awards include awards of restricted stock and performance restricted stock units (PRSUs). The maximum grant date value of 2017 PRSUs for each named executive officer, which assumes a 150 percent maximum payout, is $5,249,403 for Ms. Novakovic; $1,219,276 for Mr. Aiken; $1,207,773 for Mr. Casey; $1,207,773 for Mr. Roualet; and $1,170,390 for Mr. Johnson.

(c)

The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. Pension benefits for named executive officers were frozen as of December 31, 2013. Negative changes in pension value were excluded from this column for the named executive officers as follows: for Ms. Novakovic, $(40,533) for 2015; for Mr. Aiken, $(24,600) for 2015; for Mr. Casey, $(30,414) for 2015; and for Mr. Roualet, $(51,485) for 2015. Mr. Johnson is not eligible to participate in the company’s pension plans.

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Executive Compensation

(d)	All Other Compensation for 2017 includes the following items:

	ALL OTHER COMPENSATION
NAME	REIMBURSEMENT OF TAXES (1)	RETIREMENT PLAN CONTRIBUTIONS AND ALLOCATIONS (2)	TERM LIFE INSURANCE PAYMENTS	PERQUISITES (3)
Ms. Novakovic	$2,565	$47,900	$16,253	$249,328
Mr. Aiken	$3,989	$30,400	$ 4,666	$ 26,114
Mr. Casey	$3,860	$31,300	$13,154	$ 15,336
Mr. Roualet	$4,276	$31,300	$ 9,042	$ 39,308
Mr. Johnson	$ 803	$22,600	$19,558	$ 9,547

(1)

Reflects amounts reimbursed for the payment of taxes associated with a company-provided dining room benefit. All employees at our corporate headquarters receive this dining room benefit and associated tax reimbursement.

(2)	Represents amounts contributed by General Dynamics to the 401(k) Plan and allocations by General Dynamics to the Supplemental Savings Plan.
(3)

Noncash items (perquisites) provided to named executive officers in 2017, which for one or more named executive officers is in the aggregate equal to or greater than $10,000, were as follows: financial planning and tax preparation services, home security systems and, solely for the chairman and chief executive officer, personal use of company aircraft. Perquisites that exceeded the greater of $25,000 or 10 percent of the total amount of perquisites were as follows: Ms. Novakovic — $195,641 related to personal travel on company aircraft, and $30,959 related to a home security system installed at Ms. Novakovic’s personal residence. The aggregate incremental cost to General Dynamics for Ms. Novakovic’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Ms. Novakovic’s security and accessibility, is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight. The aggregate incremental cost to the company for the provision of home security systems represents the amounts paid by the company to third parties for the installation, servicing and monitoring of the systems.

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Executive Compensation

2017 EQUITY-BASED AWARDS

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock, PRSUs and stock options. The following table provides information on the equity awards in 2017 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, PRSUs and stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of the equity awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and PRSUs and set the exercise price for stock options.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2017
NAME	GRANT DATE	DATE OF COMPENSATION COMMITTEE ACTION	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (A)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (B)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (C)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS (D)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (E)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Ms. Novakovic			0	$2,694,500	$5,389,000
	3/1/17	2/28/17				0	18,255	27,382	18,255	—	—	$6,999,332
	3/1/17	2/28/17				—	—	—	—	211,620	$191.71	7,000,390
Mr. Aiken			0	$ 770,000	$1,540,000
	3/1/17	2/28/17				0	4,240	6,360	4,240	—	—	$1,625,701
	3/1/17	2/28/17				—	—	—	—	49,100	$191.71	1,624,228
Mr. Casey			0	$ 780,000	$1,560,000
	3/1/17	2/28/17				0	4,200	6,300	4,200	—	—	$1,610,364
	3/1/17	2/28/17				—	—	—	—	48,650	$191.71	1,609,342
Mr. Roualet			0	$ 780,000	$1,560,000
	3/1/17	2/28/17				0	4,200	6,300	4,200	—	—	$1,610,364
	3/1/17	2/28/17				—	—	—	—	48,650	$191.71	1,609,342
Mr. Johnson			0	$ 780,000	$1,560,000
	3/1/17	2/28/17				0	4,070	6,105	4,070	—	—	$1,560,519
	3/1/17	2/28/17				—	—	—	—	47,140	$191.71	1,559,351
(a)

These amounts represent cash awards that are possible under the company’s annual incentive plan. The value earned can be found in the Summary Compensation Table in the “Non-Equity Incentive Plan Awards” column.

(b)

These amounts relate to PRSUs granted in 2017. Each PRSU represents the right to receive a share of Common Stock upon release of the PRSU. The exact number of PRSUs that may be earned is determined based upon a performance metric set by the Compensation Committee, which for 2017 grants is the company’s return on invested capital over the three-year period from 2017-2019, and can range from 0 to 150 percent of the PRSUs originally awarded. Dividend equivalents accrue on PRSUs during the performance period and are subject to the same vesting conditions based upon performance. For PRSUs granted in 2017, the PRSUs are released to the participant following the three-year performance period, to the extent earned.

(c)	These amounts relate to shares of restricted stock that are released three years after the grant date, subject to continuous service requirements.
(d)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.
(e)	For PRSUs, the grant date fair value is calculated based upon the target payout amount.

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Executive Compensation

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2017. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position with General Dynamics. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2017
	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
Ms. Novakovic	75,000	$8,893,500	118,352	$20,769,592
Mr. Aiken	21,500	$2,563,445	4,649	$ 815,853
Mr. Casey	69,895	$9,021,706	22,577	$ 3,962,038
Mr. Roualet	59,460	$7,993,208	23,615	$ 4,144,196
Mr. Johnson	—	—	8,135	$ 1,427,611

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Executive Compensation

OUTSTANDING EQUITY AWARDS

The following table provides information on outstanding stock option and stock awards held by the named executive officers as of December 31, 2017. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested). For restricted stock and PRSUs, the market value is based on the closing price of the company’s Common Stock on December 31, 2017.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
	OPTION AWARDS (A)				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (a)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OF STOCK OR UNITS THAT HAVE NOT VESTED (b)	MARKET VALUE OF SHARES OF STOCK OR UNITS THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (c)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
Ms. Novakovic					157,356	$32,014,078	85,122	$17,318,071
	—	211,620	$191.71	2/28/2027
	—	320,260	135.85	3/1/2026
	124,415	124,415	136.78	3/3/2025
	466,380	—	112.40	3/4/2021
	733,000	—	67.70	3/5/2020
	39,500	—	67.90	5/1/2019
	14,720	—	71.01	3/6/2019
Mr. Aiken					31,660	$6,441,227	17,747	$3,610,627
	—	49,100	$191.71	2/28/2027
	—	67,400	135.85	3/1/2026
	24,415	24,415	136.78	3/3/2025
	90,180	—	112.40	3/4/2021
	28,890	—	67.70	3/5/2020
Mr. Casey					32,015	$6,513,452	17,190	$3,497,306
	—	48,650	$191.71	2/28/2027
	—	74,320	135.85	3/1/2026
	23,600	23,600	136.78	3/3/2025
	90,470	—	112.40	3/4/2021
Mr. Roualet					29,175	$5,935,654	17,935	$3,648,876
	—	48,650	$191.71	2/28/2027
	—	73,330	135.85	3/1/2026
	23,600	23,600	136.78	3/3/2025
	75,640	—	112.40	3/4/2021
	68,650	—	70.08	3/19/2020
Mr. Johnson					20,444	$4,159,332	16,825	$3,423,046
	—	47,140	$191.71	2/28/2027
	—	65,940	135.85	3/1/2026
	22,420	22,420	136.78	3/3/2025
(a)

Of the 211,620 stock options held by Ms. Novakovic with an exercise price of $191.71, 105,810 will become exercisable on March 1, 2019, and 105,810 will become exercisable on March 1, 2020. Of the 320,260 stock options held by Ms. Novakovic with an exercise price of $135.85, 160,130 became exercisable on March 2, 2018, and 160,130 will become exercisable on March 2, 2019. Of the 248,830 stock options held by Ms. Novakovic with an exercise price of $136.78, 124,415 became exercisable on March 4, 2018.

Of the 49,100 stock options held by Mr. Aiken with an exercise price of $191.71, 24,550 will become exercisable on March 1, 2019, and 24,550 will become exercisable on March 1, 2020. Of the 67,400 stock options held by Mr. Aiken with an exercise price of $135.85, 33,700 became exercisable on March 2, 2018, and 33,700 will become exercisable on March 2, 2019. Of the 48,830 stock options held by Mr. Aiken with an exercise price of $136.78, 24,415 became exercisable on March 4, 2018.

Of the 48,650 stock options held by Mr. Casey with an exercise price of $191.71, 24,325 will become exercisable on March 1, 2019, and 24,325 will become exercisable on March 1, 2020. Of the 74,320 stock options held by Mr. Casey with an exercise price of $135.85, 37,160 became exercisable on March 2, 2018, and 37,160 will become exercisable on March 2, 2019. Of the 47,200 stock options held by Mr. Casey with an exercise price of $136.78, 23,600 became exercisable on March 4, 2018.

Of the 48,650 stock options held by Mr. Roualet with an exercise price of $191.71, 24,325 will become exercisable on March 1, 2019, and 24,325 will become exercisable on March 1, 2020. Of the 73,330 stock options held by Mr. Roualet with an exercise price of $135.85, 36,665 became exercisable on March 2, 2018, and 36,665 will become exercisable on March 2, 2019. Of the 47,200 stock options held by Mr. Roualet with an exercise price of $136.78, 23,600 became exercisable on March 4, 2018.

Of the 47,140 stock options held by Mr. Johnson with an exercise price of $191.71, 23,570 will become exercisable on March 1, 2019, and 23,570 will become exercisable on March 1, 2020. Of the 65,940 stock options held by Mr. Johnson with an exercise price of $135.85, 32,970 became exercisable on

46     General Dynamics 2018 Proxy Statement

Executive Compensation

March 2, 2018, and 32,970 will become exercisable on March 2, 2019. Of the 44,840 stock options held by Mr. Johnson with an exercise price of $136.78, 22,420 became exercisable on March 4, 2018.

(b)

For awards made prior to 2017, restricted stock and PRSUs that have been earned are released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. The number of PRSUs actually released will depend upon dividend equivalents that are paid as additional units during the vesting period. For awards of restricted stock made in 2017, shares will release to participants on the first day on which the New York Stock Exchange is open for business after the third anniversary of the day of grant.

Of the 157,356 restricted shares or units held by Ms. Novakovic, 28,740 restricted shares were released on January 2, 2018, with a market value of $5,805,193; 25,065 restricted shares will be released on January 2, 2019; 26,055 restricted shares will be released on January 2, 2020; 18,255 restricted shares will be released on March 2, 2020; and 59,241 PRSUs were released on January 2, 2018, with a market value of $11,966,090.

Of the 31,660 restricted shares or units held by Mr. Aiken, 5,560 restricted shares were released on January 2, 2018, with a market value of $1,123,064; 4,915 restricted shares will be released on January 2, 2019; 5,485 restricted shares will be released on January 2, 2020; 4,240 restricted shares will be released on March 2, 2020; and 11,460 PRSUs were released on January 2, 2018, with a market value of $2,314,805.

Of the 32,015 restricted shares or units held by Mr. Casey, 5,560 restricted shares were released on January 2, 2018, with a market value of $1,123,064; 4,750 restricted shares will be released on January 2, 2019; 6,045 restricted shares will be released on January 2, 2020; 4,200 restricted shares will be released on March 2, 2020; and 11,460 PRSUs were released on January 2, 2018, with a market value of $2,314,805.

Of the 29,175 restricted shares or units held by Mr. Roualet, 4,660 restricted shares were released on January 2, 2018, with market value of $941,273; 4,750 restricted shares will be released on January 2, 2019, 5,960 restricted shares will be released on January 2, 2020; 4,200 restricted shares will be released on March 2, 2020; and 9,605 PRSUs were released on January 2, 2018, with a market value of $1,940,114.

Of the 20,444 restricted shares or units held by Mr. Johnson, 2,120 restricted shares were released on January 2, 2018, with a market value of $428,219; 4,520 restricted shares will be released on January 2, 2019; 5,365 restricted shares will be released on January 2, 2020; 4,070 restricted shares will be released on March 2, 2020; and 4,369 PRSUs were released on January 2, 2018, with a market value of $882,494.

(c)

Represents PRSUs that released in the first quarter of 2018 or, subject to satisfaction of the performance condition and Compensation Committee determination, may release during the first quarter of 2019 or 2020.

For Ms. Novakovic, 39,736 PRSUs released during the first quarter of 2018; 26,898 may release during the first quarter of 2019; and 18,488 may release during the first quarter of 2020.

For Mr. Aiken, 7,791 PRSUs released during the first quarter of 2018; 5,662 may release during the first quarter of 2019; and 4,294 may release during the first quarter of 2020.

For Mr. Casey, 7,530 PRSUs released during the first quarter of 2018; 6,240 may release during the first quarter of 2019; and 4,253 may release during the first quarter of 2020.

For Mr. Roualet, 7,530 PRSUs released during the first quarter of 2018; 6,152 may release during the first quarter of 2019; and 4,253 may release during the first quarter of 2020.

For Mr. Johnson, 7,165 PRSUs released during the first quarter of 2018; 5,538 may release during the first quarter of 2019; and 4,122 may release during the first quarter of 2020.

General Dynamics 2018 Proxy Statement     47

Executive Compensation

COMPANY-SPONSORED RETIREMENT PLANS

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers other than Mr. Johnson participate in each of the retirement programs indicated next to their name in the table below. Mr. Johnson is not eligible to participate in the company’s pension plans.

Beginning January 1, 2014, pension accruals stopped for employees at our corporate headquarters, including the participating named executive officers.

The table shows the actuarial present value as of December 31, 2017, of the pension benefits earned for each named executive officer over the course of the officer’s career. All retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants. A description of the material terms and conditions of each of these plans and agreements follows the table.

PENSION BENEFITS FOR FISCAL YEAR 2017
NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE	PRESENT VALUE OF ACCUMULATED BENEFIT (a)	PAYMENTS DURING LAST FISCAL YEAR
Ms. Novakovic (b)	Salaried Retirement Plan	13	$ 416,616	None
	Supplemental Retirement Plan	13	$2,111,699
Mr. Aiken (c)	Salaried Retirement Plan	11	$ 218,311	None
	Supplemental Retirement Plan	11	$ 227,777
Mr. Casey (d)	Salaried Retirement Plan	32	$1,282,577	None
	Supplemental Retirement Plan	32	$3,035,542
Mr. Roualet (e)	Salaried Retirement Plan	29	$ 990,611	None
	Supplemental Retirement Plan	29	$1,644,920
Mr. Johnson	—	—	—	—
(a)

The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2017, using the company’s FASB ASC Topic 715, Compensation – Retirement Benefits, assumptions as of year-end 2017. For a discussion of this calculation, see Note Q to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 12, 2018.

(b)	Ms. Novakovic’s total service is 17 years and credited service is 13 years.
(c)	Mr. Aiken’s total service is 16 years and credited service is 11 years.
(d)	Mr. Casey’s total service is 39 years and credited service is 32 years.
(e)	Mr. Roualet’s total service is 36 years and credited service is 29 years.

Salaried Retirement Plan.  The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers, other than Mr. Johnson, participate in the Salaried Retirement Plan.

Earnings used to calculate pension benefits (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income, including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $270,000 for 2017, and does not pay annual benefits beyond a predetermined benefit limit, which was $215,000 for 2017.

Beginning January 1, 2014, pension accruals stopped for employees at our corporate headquarters, including the participating named executive officers. The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the years of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.333 percent. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay used in the benefit calculation froze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has multiple actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. None of the eligible named executive officers had reached the normal retirement age as of December 31, 2017.

48     General Dynamics 2018 Proxy Statement

Executive Compensation

A participant with at least 10 years of service qualifies for early retirement at age 55. Ms. Novakovic and Messrs. Casey and Roualet qualified for early retirement as of December 31, 2017. A participant who is eligible for early retirement is entitled to receive the following:

(1)

for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of his or her age 65 benefit.

(2)

for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan.  The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers other than Mr. Johnson participate in the Supplemental Retirement Plan.

Beginning January 1, 2014, Supplemental Retirement Plan pension accruals stopped for employees at our corporate headquarters, including the named executive officers who participate in the plan. The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

NONQUALIFIED DEFINED-CONTRIBUTION DEFERRED COMPENSATION

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2017. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2017 along with the earnings on each executive’s total account.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2017
NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR (a)	AGGREGATE EARNINGS IN LAST FISCAL YEAR (b)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FISCAL YEAR END (c)
Ms. Novakovic	$158,500	$31,700	$136,145	—	$1,820,918
Mr. Aiken	$ 14,200	$14,200	$ 28,913	—	$ 169,760
Mr. Casey	$ 75,500	$15,100	$ 37,800	—	$ 882,640
Mr. Roualet	$ 75,500	$15,100	$169,073	—	$1,092,055
Mr. Johnson	$ 72,500	$14,500	$629,927	—	$3,527,534
(a)

The registrant contributions of $31,700, $14,200, $15,100, $15,100 and $14,500, for Ms. Novakovic and Messrs. Aiken, Casey, Roualet and Johnson, respectively, are included in the All Other Compensation column of the Summary Compensation Table.

(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)

Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for the named executive officers. The amounts previously reported as executive and registrant contributions were as follows: (i) Ms. Novakovic, $647,500 and $163,950; (ii) Mr. Aiken, $33,200 and $33,200; (iii) Mr. Casey, $251,000 and $57,225; (iv) Mr. Roualet, $165,500 and $36,600; and (v) Mr. Johnson, $110,519 and $22,103.

General Dynamics Corporation Supplemental Savings Plan.  The Supplemental Savings Plan is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary without regard to the limitations imposed by the Internal Revenue Code on the 401(k) Plan and receive employer matching contributions on a portion of the contributions.

Effective January 1, 2014, for those who elect to participate in the Supplemental Savings Plan, a participant may contribute between 1 percent and 10 percent of the participant’s base salary to the plan. The company will match the participant’s contributions for the first 2 percent of the participant’s base salary on a dollar-for-dollar basis. Investment performance mirrors the performance of the funds that are available to participants under the 401(k) Plan.

General Dynamics 2018 Proxy Statement     49

Executive Compensation

Supplemental Savings Plan participants, including the named executive officers, do not receive any earnings on their Supplemental Savings Plan accounts that are not otherwise paid to all other 401(k) Plan participants with a balance in the same investment fund. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, payment is made as soon as possible after termination and participants will receive a lump-sum payment unless they have previously elected to receive a deferred lump-sum payment or annual installment payments.

Anteon International Corporation Supplemental Retirement Savings Plan.  Mr. Johnson has an account balance under the frozen Anteon International Corporation Supplemental Retirement Savings Plan. Under the plan, certain eligible employees of Anteon could defer receipt of all or a portion of their annual cash compensation prior to the plan being frozen in 2007. Upon his retirement or other separation from the company, Mr. Johnson may elect to receive the deferred compensation in either a lump sum or in annual installments over a period of up to ten years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following are estimated payments and benefits that would be provided to the named executive officers in the event of termination of the executive’s employment assuming a termination date of December 31, 2017.

We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation equity compensation plan currently in effect (the Equity Compensation Plan). The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and, depending on the payment or benefit, may extend over several years.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(1)	the pension benefits described in the Pension Benefits for Fiscal Year 2017 table, for those named executive officers who are eligible to receive benefits; and

(2)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2017 table.

The estimated totals presented in the table on the next page do not include these pension benefit and nonqualified deferred compensation amounts, nor do the totals include items that are provided to all employees, such as payment of accrued vacation.

Change in Control Agreements – Double Trigger.  For a change in control situation, we have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements and the equity compensation plans. Our calculations assume the executive was terminated on December 31, 2017, and that this date was within 24 months following a change in control, thereby satisfying the “double-trigger” requirement under the change in control agreements. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. As discussed under “Compensation Discussion and Analysis – Potential Severance and Change in Control Benefits” the change in control agreements contain a “double-trigger” mechanism that is triggered only under certain circumstances. Our severance protection agreements do not provide for excise tax gross-ups. Rather, the agreements provide that, in the event change in control benefits would trigger an excise tax under Section 280G and Section 4999, then the value of the benefits will be either (1) delivered in full or (2) subject to a cutback, whichever provides the executive officer the greatest benefit on an after-tax basis (with the excise tax being the responsibility of the executive to pay).

50     General Dynamics 2018 Proxy Statement

Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SCENARIO AND PAYMENT TYPE	MS. NOVAKOVIC	MR. AIKEN	MR. CASEY	MR. ROUALET	MR. JOHNSON

Termination For Cause or Voluntary Resignation
Retiree Life Insurance Benefit (a)	$ 475,732	$ —	$ 269,040	$ 272,216	$ 310,831
Retiree Medical and Dental Benefit (b)	52,457	—	66,097	118,170	—
Stock Options	—	—	—	—	—
Restricted Stock	—	—	—	—	—
PRSUs	—	—	—	—	—
Total	$ 528,189	$ —	$ 335,137	$ 390,386	$ 310,831

Death (c)
Life Insurance Benefit	$ 3,170,000	$ 1,540,000	$ 1,560,000	$ 1,560,000	$ 1,560,000
Stock Options (d) (e)	32,428,743	6,760,422	7,168,595	7,101,671	6,505,709
Restricted Stock (d) (f)	19,960,970	4,109,588	4,181,813	3,981,431	3,270,420
PRSUs (d) (g)	22,104,708	4,392,683	4,433,619	4,044,249	2,838,992
Total	$ 77,664,421	$16,802,693	$17,344,027	$16,687,351	$14,175,121

Retirement, Termination without Cause or Disability (c)
Retiree Life Insurance Benefit (a)	$ 475,732	$ —	$ 269,040	$ 272,216	$ 310,831
Retiree Medical and Dental Benefit (b)	52,457	—	66,097	118,170	—
Stock Options (e) (h)	23,351,475	4,810,871	5,066,053	5,021,569	4,606,089
Restricted Stock (f) (h)	19,539,274	4,019,044	4,088,140	3,888,372	3,183,508
PRSUs (g) (h)	22,104,708	4,392,683	4,433,619	4,044,249	2,838,992
Total	$ 65,523,646	$13,222,598	$13,922,949	$13,344,576	$10,939,420

Change in Control, with Qualifying Termination
Annual Incentive (i)	$ 5,150,000	$ 1,200,000	$ 1,400,000	$ 1,400,000	$ 1,250,000
Severance (j)	20,137,650	5,890,300	6,518,200	6,518,200	6,069,700
Life, medical, dental and long-term disability benefits (k)	58,364	63,092	79,572	80,942	89,298
Retiree life, medical and dental benefits (l)	440,120	—	260,458	318,816	293,289
Outplacement services (m)	10,000	10,000	10,000	10,000	10,000
Financial counseling and tax planning services (n)	30,000	30,000	30,000	30,000	30,000
Supplemental retirement benefit (o)	122,233	71,238	74,040	74,040	—
Stock Options (p)	32,428,743	6,760,422	7,168,595	7,101,671	6,505,709
Restricted Stock (p)	19,961,497	4,109,690	4,181,915	3,981,517	3,270,459
PRSUs (p)	26,654,815	5,409,944	5,484,062	5,088,696	3,822,461
Total	$104,993,422	$23,544,686	$25,206,842	$24,603,882	$21,340,916

(a)

Assumes the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions made for financial reporting purposes for valuing post-retirement life insurance at December 31, 2017. The life insurance benefit is further described under “Compensation Discussion and Analysis – Other Retiree Benefits.”

(b)

The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. We provide retiree medical and dental coverage only until an executive reaches age 65.

(c)

In situations where an executive has completed a full calendar year of service to the company, for certain termination scenarios not involving a change in control, the executive may remain eligible for an annual incentive for performance during the year, though whether a bonus is paid in the future, and the amount, if any, would be subject to Compensation Committee approval. No future bonus payment is guaranteed and the amount of any bonus would be determined as described in the Compensation Discussion and Analysis section. The named executive officers may also be eligible for $2 million of proceeds under accidental death and dismemberment insurance, depending upon the circumstances.

(d)

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if the executive remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. PRSUs granted in 2014 and 2015 and held by the executive would be transferred to the estate and released immediately. PRSUs granted in 2016 and

General Dynamics 2018 Proxy Statement     51

Executive Compensation

2017 would be evaluated for achievement relative to goals and if earned, a pro rata amount (determined as set forth in the respective award agreements) will vest and be released within two and one-half months following the respective scheduled vesting date. For the 2015, 2016 and 2017 grants, the unvested stock options vest immediately and the restricted stock held by the executive would be transferred to the estate and released at the time of death.

(e)

The present value of the unvested options reflected in the table represents the difference between the closing share price of $203.45 on December 29, 2017, and the option grant price, multiplied by the number of retained unvested options, and applying a discount factor to account for the option exercise dates. In the case of death, the present value of the unvested options for shares granted in 2015, 2016 and 2017 does not apply a discount factor to account for the option exercise dates due to immediate vesting.

(f)

The present value of the restricted stock represents the number of restricted shares held on December 31, 2017, multiplied by the closing share price of $203.45 on December 29, 2017, and applying a discount factor to account for the restriction periods.

(g)	The present value of the PRSUs represents the number of earned units as of December 31, 2017, multiplied by the closing share price of $203.45 on December 29, 2017.
(h)

Under the terms of the Equity Compensation Plan, most participants qualify for retirement treatment after reaching age 55 with at least five years of continuous service with the company. For participants who are elected officers of the company and who have reached age 55, the plan provides for retirement treatment with the consent of the company’s chief executive officer or, in the case of the chief executive officer, the Compensation Committee. For purposes of this Proxy Statement, we assume that any required consents for retirement treatment have been obtained. Since Ms. Novakovic and Messrs. Casey, Roualet and Johnson are eligible to retire, they would forfeit a portion of their unvested stock option awards based on days of service during the three-year period beginning on January 1 of the year of grant for options granted before 2017 and as of the grant date for options granted in 2017. The retained options would be exercisable in accordance with the terms of the original grant. The restricted stock would be released at the end of the original restriction period. The PRSUs would be prorated (as set forth in the respective award agreements) and will be released within two and one-half months following their respective scheduled vesting date, if earned based on the applicable performance goals. Because Mr. Aiken was not eligible to retire at December 31, 2017, the equity values in these scenarios would apply only in the case of disability.

(i)

Any annual incentive amount paid in a change in control situation would be determined in accordance with the terms of the applicable change in control agreement. Since we assume that a change in control and triggering event had occurred on December 31, 2017, the change in control scenarios identify the March 2017 bonus amounts.

(j)	Calculated in accordance with the applicable change in control agreement. For the named executive officers, this amount equals 2.99 times their annual salary and annual incentive.
(k)	Represents an additional 36 months of life, medical, dental and long-term disability benefits. These costs reflect an amount equal to three times the 2017 annual employer premiums for these benefits.
(l)

The costs of Ms. Novakovic’s, Messrs. Casey’s, Roualet’s, and Johnson’s retiree benefits are reduced in this scenario because the 36 months of continued active coverage described in Note (k) defers the commencement date of this coverage.

(m)	Represents the estimated outplacement services costs, obtained from an outplacement vendor, for 12 months for a senior executive.
(n)	Represents financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.
(o)	Represents a supplemental retirement benefit payable in cash equal to company contributions to each defined-contribution plan in which the executive participates.
(p)

Our Equity Compensation Plan and the applicable award agreements contain a “double trigger” mechanism for all participants, including the named executive officers. This mechanism provides that if, within two years following a change in control, a participant’s employment is terminated by the company for any reason other than for Cause (as defined in the plan) or by the executive for Good Reason (as defined in the plan), then all outstanding awards that have not vested will immediately vest and become exercisable and all restrictions on awards will immediately lapse.

52     General Dynamics 2018 Proxy Statement

Executive Compensation

PAY RATIO RESULTS

The chief executive officer pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We determined that as of October 1, 2017, our total number of U.S. employees was approximately 85,968 and our total number of non-U.S. employees was approximately 12,560. We excluded from this employee population a total of 4,727 employees from: Mexico (1,919), United Kingdom (1,484), Germany (458), Austria (189), United Arab Emirates (187), Saudi Arabia (141), Turkey (120), Italy (109), Estonia (79), India (33), China (5) and Czechia (3) as the total number of employees from these non-U.S. jurisdictions was less than 5 percent of our total employee population. We also excluded employees from our 2017 acquisition of SC3 LLC (500).

To determine our median employee pay, we chose base salary as our consistently applied compensation measure. We then calculated an annual base salary for each employee, annualizing pay for those employees who commenced work during 2017 and any employees who were on leave for a portion of 2017. For hourly employees, we used a reasonable estimate of hours worked to determine annual base pay. We used a clustered sampling methodology to identify the median base salary within this employee population.

Total annual compensation for the median employee was valued at $98,563 and total annual compensation for the chief executive officer was valued at $21,501,429, resulting in a ratio of median employee total annual compensation to chief executive officer total annual compensation of 1:218. Total annual compensation for the median employee and the chief executive officer is calculated according to the disclosure requirements of the Summary Compensation Table and includes base salary, annual incentive, equity awards, change in pension values and other compensation such as perquisites.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

The Compensation Committee of the Board of Directors has furnished the following report.

The following four directors serve on the Compensation Committee: William A. Osborn (Chair), James S. Crown, Rudy F. deLeon and Laura J. Schumacher.

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

William A. Osborn (Chair)

James S. Crown

Rudy F. deLeon

Laura J. Schumacher

March 6, 2018

General Dynamics 2018 Proxy Statement     53

SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information as of March 8, 2018, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

NAME OF BENEFICIAL OWNER	COMMON STOCK BENEFICIALLY OWNED (a)			COMMON STOCK EQUIVALENTS BENEFICIALLY OWNED (b)	TOTAL COMMON STOCK AND EQUIVALENTS
	SHARES OWNED	OPTIONS EXERCISABLE WITHIN 60 DAYS	PERCENTAGE OF CLASS
Directors and Nominees
Nicholas D. Chabraja	636,328	20,060	*	0	656,388
James S. Crown (c)	15,606,501	20,060	5.2%	2,988	15,629,549
Rudy F. deLeon	2,516	4,180	*	0	6,696
John M. Keane	14,380	20,060	*	0	34,440
Lester L. Lyles	7,662	20,060	*	0	27,722
Mark M. Malcolm	1,455	2,215	*	0	3,670
Phebe N. Novakovic	424,592	1,608,340	*	0	2,032,932
C. Howard Nye	0	0	*	0	0
William A. Osborn	25,775	20,060	*	0	45,835
Catherine B. Reynolds	844	0	*	0	844
Laura J. Schumacher	4,058	8,580	*	0	12,638
Peter A. Wall	1,226	0	*	0	1,226

Other Named Executive Officers
Jason W. Aiken	67,531	172,710	*	0	240,241
John P. Casey	96,055	174,830	*	0	270,885
Mark C. Roualet	121,982	224,570	*	0	346,552
S. Daniel Johnson	70,296	77,810	*	0	148,106

Directors and Executive Officers as a Group
(25 individuals)	17,506,616	3,168,115	6.9%	2,988	20,677,719
*	Less than 1 percent.
(a)	Includes shares in the 401(k) Plan voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)

Reflects phantom stock units that were received on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.

(c)

Based solely on information provided on behalf of Mr. Crown. Of the 15,606,501 shares of Common Stock shown as beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,528,880 shares, except to the extent of his beneficial interest in entities that own these shares; and (ii) a total of 501,892 shares held indirectly by entities in which Mr. Crown holds interests are pledged as collateral for bank borrowings (and for which Mr. Crown disclaims beneficial ownership).

54     General Dynamics 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Except as otherwise noted, the following table provides information as of March 8, 2018, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than 5 percent of our Common Stock.

	COMMON STOCK BENEFICIALLY OWNED (a)
NAME OF BENEFICIAL OWNER	SHARES OWNED	PERCENTAGE OF CLASS

Longview Asset Management, LLC (b) 222 North LaSalle Street Chicago, Illinois 60601	32,678,651	11.0%

Newport Trust Company (c) 570 Lexington Avenue, Suite 1903 New York, New York 10022	20,956,808	7.0%

The Vanguard Group (d) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	20,420,815	6.9%

Capital Research Global Investors (e) 333 South Hope Street Los Angeles, California 90071	18,202,422	6.1%

BlackRock, Inc. (f) 55 East 52nd Street New York, New York 10055	16,670,214	5.6%
(a)	Share information for The Vanguard Group, Capital Research Global Investors and BlackRock, Inc. is as of December 31, 2017.
(b)

This information is based solely on information provided by Longview Asset Management, LLC (Longview). Longview manages investment portfolios for clients who own Common Stock, which include accounts of clients related to Mr. Crown. Pursuant to its investment advisory agreements, Longview has voting and dispositive power over the Common Stock held in its clients’ accounts and is deemed to beneficially own 32,678,651 shares of Common Stock, including the 15,528,880 shares included in Mr. Crown’s beneficial ownership amount for which he disclaims beneficial ownership. Clients of Longview disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.

(c)

Newport Trust Company (Newport) is the independent fiduciary and investment manager for the assets of the General Dynamics Stock Fund under the General Dynamics Corporation 401(k) Plan Master Trust. Newport has shared voting power over the shares held in the General Dynamics Stock Fund. Share information for Newport is based solely on information provided on behalf of Newport.

(d)	This information is based solely on information contained in a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2018.
(e)	This information is based solely on information contained in a Schedule 13G filed by Capital Research Global Investors with the SEC on February 14, 2018.
(f)	This information is based solely on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on January 25, 2018.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON THE EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by shareholders	10,620,389	$126.08	5,678,577
Equity compensation plans not approved by shareholders	—	—	—
Total	10,620,389	$126.08	5,678,577

General Dynamics 2018 Proxy Statement     55

SHAREHOLDER PROPOSAL – SPECIAL SHAREHOLDER MEETINGS

(PROPOSAL 4)

We have been advised by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 100 shares of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

PROPOSAL AND SUPPORTING STATEMENT

Proposal 4 – Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies allow a more reasonable 10% of shares to call a special meeting compared to General Dynamics. General Dynamics shareholders do not have the full right to call a special meeting that is available under Delaware law.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013.

A more user-friendly ability of shareholders to call a special meeting could give shareholders greater standing to improve the makeup of our board of directors after the 2018 annual meeting. For instance, James Crown was Lead Director in spite of 30-years long-tenure. Long-tenure can impair the independence of a director no matter how well qualified. Independence is an all-important qualification for a Lead Director. A Lead Director needs to be more independent than any other director.

Other directors with long-tenure were:

Nicholas Chabraja	23-years
John Keane	13-years
Lester Lyles	13-years

These long-tenured directors also had oversized influence with 6 seats on our most important board committees – including a majority of the nomination committee members.

Plus we had 3 directors who came from the same culture that emphasizes following orders. It could be like if General Motors decided to have 3 directors come from a company that bought 100,000 GM cars a year for their daily rental fleet. Such directors could be a powerful faction on the board that voted in lockstep. This may not be good for board diversity. Such directors might better serve shareholders as consultants instead of directors.

Please vote to improve management accountability to shareholders:

Special Shareholder Meeting Improvement – Proposal 4

56     General Dynamics 2018 Proxy Statement

Shareholder Proposal

STATEMENT BY YOUR BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

This proposal seeks to amend our company’s current special shareholder meeting right. Our current bylaws provide that your Board will call a special meeting upon the written request of a single shareholder holding 10 percent of our company’s outstanding common stock, or one or more shareholders holding 25 percent of our company’s outstanding stock, without any material restrictions. Given the company’s current shareholder base, shareholders have the ability to call a special meeting at both thresholds.

The proposal requests that your Board of Directors amend the company’s governing documents to give shareholders of 10 percent of the outstanding common stock the power to call special shareholder meetings. Your Board of Directors has considered this proposal and believes its adoption is unnecessary because the existing special meeting bylaw strikes an appropriate balance between the right of shareholders to call a special meeting and the interests of our company and shareholders in promoting the appropriate use of corporate funds and resources.

Special meetings are expensive, time-consuming and require significant management attention and should occur only in extraordinary circumstances. Accordingly, your Board believes that the expenditure of corporate funds and resources associated with a special meeting should only be incurred when shareholders meet an appropriate threshold of ownership interest in our company. The special meeting bylaw already contains an ownership threshold that ensures this is the case.

While the proponent mentions two examples where special shareholder meeting proposals at other companies received greater than 70 percent support, he fails to mention the more than 30 occurrences among the S&P 500 since 2012 where similar proposals have failed to receive majority support. Based upon public filings, in 2017 alone, similar proposals failed at five companies in the S&P 500 and passed at none. Additionally, the Board has considered current practice among S&P 500 companies, noting that for companies with a special meeting right in place the most prevalent ownership threshold for calling a special meeting is 25 percent. Our company’s current special shareholder meeting provision not only matches the prevalent practice, but goes further by granting a single 10 percent shareholder the right to call a special meeting.

Rather than acknowledge the meaningful existing right by our company’s shareholders to call a special meeting, the proponent focuses on unrelated topics with which your Board vehemently disagrees. First, your Board objects to the proponent’s suggestion that the independence of certain board members may be impaired merely because of length of service. We believe that the tenure of these directors demonstrates their strong commitment to our company and its shareholders and that these directors provide your Board with valuable insight into the long-term business cycles and the complex operations of our company. Also, your Board reviews the independence of each director annually to confirm compliance with the company’s director independence guidelines and the independence rules of the New York Stock Exchange. Your Board rejects the notion that directors who have been duly elected by the shareholders and who show a long-term commitment to our company somehow lack independence. Furthermore, our longest-serving director, James Crown, is also affiliated with our largest shareholder and serves as our independent lead director, providing an important, shareholder-aligned voice on our Board.

Additionally, the proponent’s last paragraph, in which we assume his reference to “the same culture” means prior military service, suggests that he takes objection to anyone with a military background serving as a director. This assertion, and the wholly irrelevant example he proffers, is misplaced, erroneous and offensive to dedicated members of our Board with distinguished prior military service. This prior military service gives these directors an unparalleled understanding of the requirements and priorities of several of the company’s key customers. With the U.S. Government representing on average 60 percent of our revenues over the past several years, intimacy with our customer’s priorities and demands is critical. Our directors with prior military service play an irreplaceable role in advising our businesses on how to ensure that our products and services remain effective and responsive to our customers in supporting national security and defense programs. Furthermore, these directors are actively engaged in the Board’s deliberations and each exercises his own independent judgment in fulfilling fiduciary duties and maximizing shareholder value. Together with the other directors, our Board continues to reflect a diverse and extremely well-qualified group of business leaders, aerospace and defense industry experts and strategic advisors. The skills and experience of each of our director nominees, as well as our key corporate governance practices, are discussed in the Election of the Board of Directors of the Company and Governance of the Company sections of this Proxy Statement.

For the reasons stated above, we believe that the company’s current Bylaw provision granting shareholders the ability to call a special meeting provides the appropriate right to ensure that shareholders have a meaningful avenue to vote on important matters.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

General Dynamics 2018 Proxy Statement     57

INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

All shareholders of record at the close of business on March 8, 2018, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 298,077,831 shares of Common Stock issued and outstanding.

Following are questions and answers about the annual meeting and voting.

ANNUAL MEETING ATTENDANCE

Will I need to provide documentation to attend the Annual Meeting? Yes. All shareholders will need an admission ticket and personal photo identification for admission. You may print your own admission ticket and you must bring it to the meeting. Tickets can be printed by accessing Shareholder Meeting Registration at www.ProxyVote.com and following the instructions provided. If you are unable to print your tickets, please call Broadridge Financial Solutions, Inc. (Broadridge) at 844-318-0137 toll-free or 925-331-6070 international toll for assistance.

How many shares must be present to hold the Annual Meeting? A quorum of shares must be present to hold the Annual Meeting. A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

How are proxy materials being distributed for the Annual Meeting? As permitted by the rules of the Securities and Exchange Commission, we are providing the proxy materials for our 2018 Annual Meeting via the Internet to most of our shareholders. Use of the Internet will expedite receipt of the 2018 proxy materials by many of our shareholders and help to keep mailing costs for our Annual Meeting as low as possible. For shareholders who are participants in our 401(k) plans we are required generally to deliver proxy materials in hard copy. On March 22, we initiated delivery of proxy materials to our shareholders of record in one of two ways: (1) a notice containing instructions on how to access proxy materials via the Internet or (2) a printed copy of those materials. If you received a notice in lieu of a printed copy of the proxy materials, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice provides instructions on how to access the proxy materials on the Internet and how to vote online or by telephone. If you received such a notice and would also like to receive a printed copy of the proxy materials, the notice includes instructions on how you may request a printed copy.

VOTING

Who is entitled to vote at the Annual Meeting? You must be a shareholder of record on the record date, which is March 8, 2018, to vote your shares at the Annual Meeting.

How do I vote my shares? How you vote your shares will depend on whether you are a shareholder of record or a beneficial owner of your shares.

Shareholders of record. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., as of the record date. If you are a shareholder of record, Broadridge provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the following voting procedures.

Shareholders of record may cast their vote in one of the following ways:

YOU MAY CAST YOUR VOTE:
By Internet:	access www.ProxyVote.com and follow the instructions
By Telephone:	call 1-800-690-6903 and follow the instructions
By Mail:	sign and date each proxy card received and return each card using the prepaid postage envelope
In Person:	attend the Annual Meeting and vote by ballot

58     General Dynamics 2018 Proxy Statement

Annual Meeting Information

The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. eastern time on May 1, 2018. Please note the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card.

IF YOU RETURN A SIGNED PROXY CARD BUT DO NOT SPECIFICALLY DIRECT THE VOTING OF SHARES, YOUR PROXY WILL BE VOTED AS FOLLOWS:
FOR the election of directors as described in this Proxy Statement
FOR the selection, on an advisory basis, of KPMG LLP as the independent auditors of the company
FOR the approval, on an advisory basis, of the compensation of the named executive officers
AGAINST the shareholder proposal
IN ACCORDANCE WITH the judgment of the proxy holders for other matters that properly come before the Annual Meeting

Beneficial Owners. If your shares are held by a bank, broker or other holder of record (sometimes referred to as holding shares in “street name”), the bank, broker or other holder is the shareholder of record and you are the beneficial owner of those shares. Your bank, broker or other holder of record will forward the proxy materials to you. As the beneficial owner, you have the right to direct the voting of your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see which voting options are available to you.

401(k) Plan Participants. Fidelity Management Trust Company (Fidelity), as trustee, is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation 401(k) Plan and the General Dynamics Corporation 401(k) Plan for Represented Employees. If you are a participant in one of these plans and in the fund that invests in shares of Common Stock, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Fidelity, as plan trustee, how to vote your shares. If you do not provide Fidelity with timely voting instructions then, consistent with the terms of the plans, Newport Trust Company, (Newport), will direct Fidelity, in Newport’s discretion, how to vote the shares. Newport serves as the independent fiduciary and investment manager for the General Dynamics Stock Fund of the 401(k) plans.

Broadridge provides proxy materials to participants in these plans on behalf of Fidelity. If you are a plan participant and also a shareholder of record, Broadridge may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Broadridge does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Fidelity. To allow sufficient time for Fidelity to vote your 401(k) plan shares, your vote, or any re-vote, must be received by 9 a.m. eastern time on April 30, 2018.

Can I change or revoke my proxy vote? A shareholder of record may change or revoke a proxy at any time before it is voted at the Annual Meeting by:

A PROXY MAY BE REVOKED BY:
Sending written notice of revocation to our Corporate Secretary
Submitting another proxy card that is dated later than the original proxy card
Re-voting by using the telephone or Internet voting systems, or
Attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy)

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 11:59 p.m. eastern time on May 1, 2018. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

General Dynamics 2018 Proxy Statement     59

Annual Meeting Information

VOTE REQUIRED

What is a broker non-vote? A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors, executive compensation matters and the shareholder proposal, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to those holders to ensure that their shares are voted at the Annual Meeting.

What is the vote required for each proposal, and what is the effect of an abstention or broker non-vote on the voting?

VOTE REQUIREMENTS AND THE EFFECT OF ABSTENTIONS OR BROKER NON-VOTES
PROPOSAL	VOTING STANDARD	EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Proposal 1: Election of the Board of Directors of the Company

Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees.

Abstentions and broker non-votes will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2: Advisory Vote on the Selection of Independent Auditors

This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter.

Abstentions will have the effect of a vote against this proposal. Broker non-votes do not occur for this proposal because banks, brokers and other holders of record have authority under the New York Stock Exchange rules to vote in their discretion on the selection of independent auditors.

Proposal 3: Advisory Vote to Approve Executive Compensation

This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter.

Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the proposal.

Proposal 4: Shareholder Proposal

This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter.

Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the proposal.

Who will count the votes? Representatives of American Election Services, LLC, will tabulate the vote at the Annual Meeting.

Who is soliciting votes for the Annual Meeting? The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

60     General Dynamics 2018 Proxy Statement

OTHER INFORMATION

ADDITIONAL SHAREHOLDER MATTERS

If any other matters properly come before the Annual Meeting, the individuals named in the proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2017, other than Ms. Reynolds who filed a late Form 4 relating to an equity grant due to administrative error.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2019 annual meeting, your written proposal must comply with the rules of the Securities and Exchange Commission and be received by us no later than November 22, 2018. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2019 annual meeting that is not to be included in our proxy materials, including director nominations, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 2, 2019, and no later than February 1, 2019.

In addition, our Bylaws permit a shareholder or a group of up to 20 shareholders who have owned 3 percent or more of our outstanding shares of capital stock continuously for three years to submit director nominees for inclusion in our proxy statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. These requirements can be found in Article II, Section 10 of our Bylaws, and include the requirement that the applicable notice be received by the company no earlier than October 23, 2018, and no later than November 22, 2018.

ANNUAL REPORT ON FORM 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2017 Annual Report, as filed with the Securities and Exchange Commission. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, (703) 876-3000 or through our website. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.gd.com/SECFilings.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our Annual Report and Proxy Statement. Similarly, if multiple copies of the Annual Report and Proxy Statement are being delivered to a single address, shareholders can request a single copy of the Annual Report and Proxy Statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

General Dynamics 2018 Proxy Statement     61

APPENDIX A

USE OF NON-GAAP FINANCIAL MEASURES

(DOLLARS IN MILLIONS)

This Proxy Statement contains non-GAAP financial measures, as defined by Regulation G of the Securities and Exchange Commission.

We emphasize the efficient conversion of net earnings into cash and the deployment of that cash to maximize shareholder returns. As described below, we use free cash flow and ROIC to measure our performance in these areas. While we believe these metrics provide useful information, they are not defined operating measures under U.S. generally accepted accounting principles (GAAP), and there are limitations associated with their use. Our calculation of these metrics may not be completely comparable to similarly titled measures of other companies due to potential differences in the method of calculation. As a result, the use of these metrics should not be considered in isolation from, or as a substitute for, other GAAP measures.

Free Cash Flow. We define free cash flow from operations as net cash provided by operating activities less capital expenditures. We believe free cash flow from operations is a useful measure for investors because it portrays our ability to generate cash from our businesses for purposes such as repaying maturing debt, funding business acquisitions, repurchasing our common stock and paying dividends. We use free cash flow from operations to assess the quality of our earnings and as a performance measure in evaluating management. The following table reconciles the free cash flow from operations with net cash provided by operating activities:

Year Ended December 31	2017	2016	2015
Net cash provided by operating activities	$3,879	$2,198	$2,607
Capital expenditures	(428)	(392)	(569)
Free cash flow from operations	$3,451	$1,806	$2,038

Return on Invested Capital.  We believe ROIC is a useful measure for investors because it reflects our ability to generate returns from the capital we have deployed in our operations. We use ROIC to evaluate investment decisions and as a performance measure in evaluating management. We define ROIC as net operating profit after taxes divided by average invested capital. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. Average invested capital is defined as the sum of the average debt and shareholders’ equity for the year. ROIC excludes accumulated other comprehensive income (AOCI), goodwill impairments and non-economic accounting changes as they are not reflective of company performance. ROIC is calculated as follows:

Year Ended December 31	2017	2016	2015
Earnings from continuing operations	$2,912	$2,679	$3,036
After-tax interest expense	76	64	64
After-tax amortization expense	51	57	75
Net operating profit after taxes	$3,039	$2,800	$3,175
Average invested capital	$18,099	$17,168	$17,579
Return on invested capital	16.8%	16.3%	18.1%

Adjusted Non-GAAP Earnings from Continuing Operations.  This measure excludes the impact of tax reform enacted in December 2017, the Tax Cuts and Jobs Act (TCJA). This impact is considered by management a one-time, non-cash event. Therefore, management developed this non-GAAP measure for 2017 results, which is used to evaluate performance. Management believes the measure is also useful supplemental information for investors to understand the company’s results. The GAAP measure comparable to adjusted non-GAAP earnings from continuing operations is earnings from continuing operations. The following table reconciles the 2017 adjusted non-GAAP earnings from continuing operations to earnings from continuing operations.

Year Ended December 31	2017
Earnings from continuing operations	$2,912
Adjustment for change in tax law	119
Adjusted non-GAAP earnings from continuing operations	$3,031

General Dynamics 2018 Proxy Statement     A-1

GENERAL DYNAMICS CORPORATION

2941 FAIRVIEW PARK DRIVE

FALLS CHURCH, VA 22042

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION

To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E39052-P03067-Z71842            KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL DYNAMICS CORPORATION
The Board of Directors recommends you vote FOR the following proposal:
1. Election of Directors
Nominees:	For	Against	Abstain

1a.   James S. Crown

1b.  Rudy F. deLeon

1c.   Lester L. Lyles

1d.  Mark M. Malcolm

1e.   Phebe N. Novakovic

1f.   C. Howard Nye

1g.  William A. Osborn

1h.  Catherine B. Reynolds

1i.   Laura J. Schumacher

1j.   Peter A. Wall

	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposals:

2.  Advisory Vote on the Selection of Independent Auditors

3.  Advisory Vote to approve Executive Compensation

The Board of Directors recommends you vote AGAINST the following proposal:

4.  Shareholder Proposal to reduce the ownership threshold required to call a special shareholder meeting

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

						For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote these shares for matters to be covered at the 2018 Annual Meeting of Shareholders. You can vote these shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E39053-P03067-Z71842

Proxy — GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints PHEBE N. NOVAKOVIC, JASON W. AIKEN and GREGORY S. GALLOPOULOS, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2018 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AND AGAINST PROPOSAL 4.

If you are a participant in the Company’s 401(k) plans, this proxy card constitutes your instructions to Fidelity, the trustee of the plans, as to the vote of the shares of Company common stock in your plan accounts. If you do not submit valid and timely voting instructions, Newport Trust Company, the independent fiduciary and investment manager for the Company common stock in your plan accounts, will direct the vote of your plan shares in its discretion.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.